As filed with the Securities and Exchange Commission on September 30, 2008

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKYPOSTAL NETWORKS, INC.

(Name of small business issuer in its charter)

Nevada	4212	27-0005846
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

7805 NW 15th Street

Miami, FL 33126

(305) 599-1812

(Address and telephone number of principal executive offices)

7805 NW 15th Street

Miami, FL 33126

(305) 599-1812

 (Address of principal place of business or intended principal place of business)

Albert P. Hernandez, Chief Executive Officer

7805 NW 15th Street

Miami, FL 33126

(305) 599-1812

(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire

5445 DTC Parkway, Suite 520

Greenwood Village, CO 80111

(303) 770-7254

(303) 770-7257 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

(Do no check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value	29,661,177	$1.05 (1)	$31,144,236	$1,223.97
Totals	29,661,177		$31,144,236	$1,223.97

(1)        Represents the closing price of the Common Stock on the Electronic Bulletin Board on September 26, 2008.

This registration statement registers the resale of 29,661,177 shares of Common Stock. In addition to the number of shares set forth above, the amount to be registered includes any shares of Common Stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion	Dated September 30, 2008

29,661,177 shares of Common Stock

SKYPOSTAL NETWORKS, INC.

This prospectus covers the resale by our 156 selling stockholders of 29,661,177 shares of our Common Stock. The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

Our Common Stock is quoted for sale on the Electronic Bulletin Board under the symbol “SKPN.” On September 26, 2008, the closing price of the Common Stock was $1.05 per share.

Investing in our Common Stock involves substantial risks. See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2008.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

i

SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business and History

We are an international mail distribution company based in Miami, Florida that specializes in the hand delivery to final addressees of commercial mail and periodicals mailed into the Latin America-Caribbean region (LAC) from the United States and Europe. SkyPostal operates one of the larger private mail networks in Latin America handling mail from European postal administrations, major periodical, magazine and catalog publishers, international mailers and financial institutions based in Europe and the United States that require time defined and reliable delivery of their mail or magazines. The SkyPostal service is supported by a web-based proprietary tracking system, PosTrac, that will allow our clients to track the status of their mailings and our delivery performance.

We were organized as a Nevada corporation on June 3, 1998 as an online entertainment booking service. Through December 31, 2007 we did not have any revenue, were in the development stage and indicated in our reports filed with the Securities and Exchange Commission that we were a shell company under Rule 12b-2 of the Securities Exchange Act.

On April 15, 2008, we entered into and closed an Agreement Concerning the Exchange of Securities between us and SkyPostal, Inc. and the Security Holders of SkyPostal (the “Securities Exchange”). Pursuant to the Securities Exchange, we issued 29,000,000 shares of our Common Stock for all of the issued and outstanding Common Stock of SkyPostal, Inc. Subsequently, we issued an additional 20,191,948 shares in exchange for an equal number of shares of SkyPostal, Inc. sold in a SkyPostal, Inc. March 1, 2008 private placement exclusively to a group of European investors. Prior to closing the Securities Exchange, we had 9,000,000 shares of Common Stock outstanding after giving effect to the retirement of 25,420,500 shares previously held by our two executive officers and directors.

On July 25, 2008, we changed our name to SkyPostal Networks, Inc. All references throughout this prospectus to “SkyPostal Networks, Inc.,” “SkyPostal” or the “Company” refers to the combined operations of SkyPostal Networks, Inc. and our wholly-owned subsidiary, SkyPostal, Inc.

The Offering

Securities offered by our selling stockholders:	29,661,177 shares of Common Stock

Common stock outstanding prior to and after the offering(1):	As of August 31, 2008, 55,944,664 shares of Common Stock

Use of proceeds:	We will not receive any proceeds from the sale of the Common Stock.

(1)                                  Excluding (i) stock grants representing 2,264,136 shares which will vest over a three-year period, and (ii) 2,619,195 shares issuable upon exercise of warrants.

Description of Selling Stockholders

Through this prospectus, we are registering for resale (i) 22,632,750 shares of our Common Stock which we issued in a private placement of our securities, and (ii) 7,028,427 shares of Common Stock issued upon conversion of convertible debt instruments.

The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. None of the selling stockholders are officers, directors or 10% or greater stockholders of our company, nor are any affiliated or associated with any broker-dealers except Falcon Capital, a London, England-based broker-dealer. Falcon Capital is not a member of FINRA.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto. This financial information is derived from our audited financial statements for the years ended December 31, 2007 and 2006 and unaudited financial statements for the six months ended June 30, 2008 and 2007, contained elsewhere herein.

Statement of Operations Data

	Year Ended	Year Ended	Six Months Ended	Six Months Ended
	December 31, 2007	December 31, 2006	June 30, 2008	June 30, 2007
Revenue	$8,696,145	$5,914,683	$4,532,113	$3,891,724
Loss from operations	$(2,103,291)	$(1,761,254)	$(1,871,406)	$(545,222)
Net loss	$(4,618,723)	$(2,588,873)	$(641,234)	$(912,618)
Net loss per share:
Basic	$(0.30)	$(0.22)	$(0.02)	$(0.06)
Diluted	$(0.30)	$(0.22)	$(0.02)	$(0.06)

Balance Sheet Data

	As of June 30, 2008	As of December 31, 2007
Working capital	$2,029,760	$(7,108,073)
Total assets	$4,827,164	$1,155,540
Total liabilities	$1,664,330	$9,878,631
Stockholders’ equity	$3,162,834	$(8,723,091)

On April 15, 2008, Omega United, Inc. (“Omega”) entered into and closed an Agreement Concerning the Exchange of Securities between Omega and SkyPostal, Inc. (“SkyPostal”) and the Security Holders of SkyPostal (the “Securities Exchange”). Pursuant to the Securities Exchange, Omega issued 29,000,000 shares of common stock for all of the issued and outstanding common stock of SkyPostal. On July 25, 2008, Omega changed its name to SkyPostal Networks, Inc. (the “Company”).

The merger of a private operating company into a nonoperating public shell corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with shareholders of the former public shell continuing only as passive investors. The Securities and Exchange Commission (“SEC”) staff’s rules indicate that these transactions are to be capital transactions in substance, rather than business combinations. That is, the transaction is equivalent to the private company issuing stock for the net monetary assets of the shell corporation, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible assets should be recorded.  Accordingly, for accounting purposes, SkyPostal is treated as the acquirer and the historical financial statements presented herein are those of SkyPostal.

RISK FACTORS

The shares of Common Stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of Common Stock.

Risks Related to Our Company

We rely on our relationships with major state owned and private postal operators and cannot be assured that these relationships will be sustained, in which event our revenue and any profitability would be reduced.

SkyPostal has agreements with government postal services, such as the French postal service and Deutsche Post’s DHL Global Mail, to deliver commercial mail into the LAC.  We also deliver mail to the LAC for a number of large international companies. The agreements may generally be cancelled on 30 days’ notice and do not require any minimum quantities of mail to be delivered by us. There can be no guarantee that the level of future mail to be delivered from current clients will continue.  A material decrease in tonnage from any of our major mailers, or the loss of any of our larger clients, would reduce our revenue and any profitability. In addition, to the extent that new clients are added, whether following the loss of existing clients or otherwise, we may incur substantial start-up expenses in initiating services to new clients.

SkyPostal’s growth may be dependent on our ability to complete acquisitions and integrate the operations of acquired businesses, in the absence of which our revenue would be reduced from anticipated levels and our expenses would be elevated.

We expect that a significant portion of our growth may be achieved through acquisitions of other private postal delivery companies, and our growth strategy includes such acquisitions.  We may not be able to make acquisitions in the future and any acquisitions that are made may not be successful.  Furthermore, future acquisitions may have a material adverse effect upon operating results, particularly in periods immediately following the consummation of those transactions while the operations of the acquired businesses are being integrated into SkyPostal’s operations.

Achieving the benefits of acquisitions depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating the business of the acquired company into SkyPostal’s purchasing programs, distribution network, marketing programs and reporting and information systems.  We may not be able to successfully integrate the acquired company’s operations or personnel, or realize the anticipated benefits of the acquisition.  SkyPostal’s ability to integrate acquisitions may be adversely affected by many factors, including the size of the business acquired and the allocation of its limited management resources among various integration efforts.

In connection with the acquisition of businesses in the future, SkyPostal may decide to consolidate the operations of an acquired business with existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses.  Results of operations also may be adversely affected by expenses incurred in making acquisitions, by amortization of acquisition-related intangible assets and by additional depreciation expense attributable to acquired assets.  Any of the businesses acquired may also have liabilities or adverse operating issues, including some not discovered before the acquisition.  Additionally, our ability to make any future acquisitions may depend upon obtaining additional financing, and we may not be able to obtain additional financing on acceptable terms or at all.  To the extent that SkyPostal seeks to acquire other businesses in exchange for its common stock, fluctuations in the stock price could have a material adverse effect on our ability to complete acquisitions.

While SkyPostal’s corporate plans call for the acquisition of additional businesses, managing growth may be difficult and the actual growth rate may decline, thereby reducing revenue and increasing expenses.

SkyPostal’s growth has placed and will continue to place significant demands on administrative, operational and financial resources, and we may not be able to successfully integrate the operations of acquired businesses with our existing operations, which could have a material adverse effect on the business, and growth may not continue.  To the extent that our customer base and our services continue to grow, this growth will place a significant demand on our managerial, administrative, operational and financial resources.  Future performance and results of operations will depend in part on our ability to successfully implement enhancements to our business management systems and to adapt those systems as necessary to respond to changes in the business.

SkyPostal is dependent for success on a few key executive officers, including Albert P. Hernandez.  Our inability to retain those officers would impede its growth strategy, which would have a negative impact on the business and the value of your investment.

SkyPostal’s success is largely dependent on the skills, experience and efforts of Albert P. Hernandez, its Chief Executive Officer, and other key executive officers.  The loss of one or more of the Company’s executive officers could have a material adverse effect upon its growth strategy and future business development, and therefore the value of your investment.  The Company maintains a key man life insurance policy on Mr. Albert Hernandez, its Chief Executive Officer.  Additionally, any failure to attract and retain qualified employees in the future could also negatively impact our business strategy.

Negative economic and political developments in the Latin American-Caribbean region may reduce our revenue and any profitability.

A large portion of SkyPostal’s operations are located in LAC. As a result, the Company’s financial condition, results of operations and business may be negatively affected by the general condition of LAC’s regional economy, any devaluation of local currencies as compared to the US Dollar, as well as inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in the LAC region.  Any of these events could reduce our revenue and any profitability.

Currency fluctuations or the devaluation and depreciation of local currencies could limit SkyPostal’s ability to convert those currencies into US Dollars or reduce the amount of US Dollars received upon currency conversions.

Decreases in the value of any of the currencies within the LAC region against the US Dollar could cause SkyPostal to incur foreign exchange losses, which would reduce net income.  Severe devaluation or depreciation of the currencies of countries in the LAC region may also result in governmental intervention, as has resulted in Venezuela, or disruption of international foreign exchange markets. This may limit the Company’s ability to transfer or convert those currencies into US Dollars and other currencies. To the extent that a foreign government institutes restrictive exchange control policies in the future, SkyPostal’s ability to transfer or convert foreign currencies into US Dollars may be limited.

SkyPostal may need to raise additional capital, which could dilute the ownership interests of existing shareholders and cause the issuance of securities with preferences and privileges superior to our Common Stock.

We may need to raise additional funds in the future.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the current stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of the Common Stock and may have covenants which impose restrictions on the Company’s operations.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers and directors own 8,093,909 shares of our Common Stock or approximately 14.5% of our outstanding Common Stock. Accordingly, these individuals will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

Our Common Stock in the future may be subject to the penny stock regulations and restrictions, which could impair liquidity and make trading difficult.

SEC Rule 15g-9, as amended, establishes the definition of a “penny stock” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. In the future, our shares may be considered to be penny stock. This classification could severely and adversely affect the market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stock and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  To approve a person’s account for transactions in penny stock, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stock are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stock.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•                  the basis on which the broker or dealer made the suitability determination, and

•                  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their securities.

The market price of our Common Stock may be volatile.

The market price of our Common Stock may be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, announcements made by our competitors or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future, so any return on investment may be limited to the value of our stock. We plan to retain any future earnings to finance growth.

Future sales of our Common Stock may depress our stock price.

Sales of a substantial number of shares of our Common Stock by significant stockholders into the public market could cause a decrease in the market price of our Common Stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent the Company from producing reliable financial reports or identifying fraud.  In addition, shareholders could lose confidence in the Company’s financial reporting, which could have an adverse effect on its stock price.

Effective internal controls are necessary for the Company to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude the Company from accomplishing these critical functions.  The Company will be required to document and test its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of the Company’s internal controls over financial reporting and a report by its independent registered public accounting firm addressing these assessments.  We recently hired a full time Chief Financial Officer to augment our internal controls procedures and expand our accounting staff, but there is no guarantee that these efforts will be adequate.

During the course of the Company’s testing, it may identify deficiencies which the Company may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if the Company fails to maintain the adequacy of its internal accounting controls, as such standards are modified, supplemented or amended from time to time, the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404.  Failure to achieve and maintain an effective internal control environment could cause the Company to face regulatory action and also cause investors to lose confidence in its reported financial information, either of which could have an adverse effect on the Company’s stock price.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of additional preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

Our Articles of Incorporation authorize our Board of Directors to issue up to 50,000,000 shares of preferred stock, of which no shares have been issued. Our preferred stock is issuable in one or more series and our Board of Directors has the power to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of this “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the “Risk Factors” section above and throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock being offered by the selling stockholders.

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock was quoted on the OTC Bulletin Board (“OTC Bulletin Board”) under the symbol “OMGU” from June 2006 until April 15, 2008, when the symbol was changed to “OMGA.”  However, during this period of time, no trading market developed for the Common Stock.

On April 24, 2008, trading commenced in our Common Stock. The chart below sets forth the high and low bid prices for our Common Stock for the period indicated and does not include markups, markdowns or discounts between dealers.

	High Bid	Low Bid

Quarter Ended September 30, 2008 (through September 26, 2008)	$1.50	$1.05
Quarter Ended June 30, 2008	$1.46	$0.90

As of August 31, 2008, we had approximately 185 stockholders of record.

SELECTED FINANCIAL DATA

Statement of Operations Data

	Year Ended	Year Ended	Six Months Ended	Six Months Ended
	December 31, 2007	December 31, 2006	June 30, 2008	June 30, 2007
Revenue	$8,696,145	$5,914,683	$4,532,113	$3,891,724
Loss from operations	$(2,103,291)	$(1,761,254)	$(1,871,406)	$(545,222)
Net loss	$(4,618,723)	$(2,588,873)	$(641,234)	$(912,618)
Net loss per share:
Basic	$(0.30)	$(0.22)	$(0.02)	$(0.06)
Diluted	$(0.30)	$(0.22)	$(0.02)	$(0.06)

Balance Sheet Data

	As of June 30, 2008	As of December 31, 2007
Working capital	$2,029,760	$(7,108,073)
Total assets	$4,827,164	$1,155,540
Total liabilities	$1,664,330	$9,878,631
Stockholders’ equity	$3,162,834	$(8,723,091)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Cautionary Statement Regarding Forward-Looking Statements

Forward-Looking Statement and Information

This prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management.  The use of words such as “believe,” “anticipates,” “intends, “plans,” “estimates,” “should,” “likely,” or similar expressions, indicates a forward-looking statement.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Many of the factors that will determine these results are beyond our ability to control or predict.  Unit holders are cautioned not to put undue reliance on any forward-looking statements. We claim the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions, which are not statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, changes in technology, economic conditions, competition and pricing, and government regulations.  We caution that assumptions, expectations, projections, intentions, or beliefs about the future events may, and often do, vary from actual results and the differences can be material.

Comparison of Six Months Ended June 30, 2008

The following table sets forth, for the periods indicated, unaudited condensed consolidated statements of operations information and information from the unaudited condensed consolidated statements of operations expressed as a percentage of revenue.

	Six Months Ended June 30		Change
	2008	2007	Amount	Percent
NET REVENUES	$4,532,113	$3,891,724	$640,389	16.5%

OPERATING EXPENSES
Cost of Delivery	3,752,705	2,962,465	790,240	26.7
General and Administrative	1,744,540	1,218,067	526,473	43.2
Stock Based Compensation	810,808	138,408	672,400	485.8
Factoring Fees	95,466	118,006	(22,540)	(19.1)
TOTAL OPERATING EXPENSES	6,403,519	4,436,946	1,966,573	44.3

OPERATING LOSS	(1,871,406)	(545,222)	(1,326,184)	243.2

OTHER EXPENSES/(INCOME)
Interest	385,832	215,366	170,466	79.2
Reversal of excess of value of put options over the estimated fair value of shares	(1,600,000)	—	(1,600,000)
Other	(16,004)	152,030	(168,034)	110.5
TOTAL OTHER EXPENSES/(INCOME)	(1,230,172)	367,396	(1,597,568)	434.8

NET LOSS	$(641,234)	$(912,618)	$271,384	29.7%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	38,198,100	14,755,818	23,442,282	158.9%
Effect of dilutive shares	—	—	—
Diluted	38,198,100	14,755,818	23,442,282	158.9%

NET INCOME/(LOSS) PER SHARE:
Basic	$(0.02)	$(0.06)	$0.04	66.7%
Diluted	$(0.02)	$(0.06)	$0.04	66.7%

Revenue

Revenue increased in the first half of 2008 compared with the same period in 2007 due to an increase in tonnage of 20.3 percent, which included increases in tonnage for both of the first two quarters of 2008. The tonnage increase offset a decline in revenue per kilogram for the comparative periods of 3.3 percent which, was due largely to a 21.4  percent decline in this indicator in the foreign segment of the business.

Operating Expenses

Cost of Delivery. This expense increased on a per kilogram basis by 5.5 percent as second quarter increases offset an improvement in this indicator in first quarter 2008. The margin between revenue and delivery cost declined by 16.1 percent in dollar terms when compared with the second half of 2007. This margin may show further decline in the second half of 2008, although an increase in tonnage would in part offset this effect.

General and Administrative.  This expense increased due to additional costs for professional services related to the Securities Exchange and SEC filing requirements, and an increase in salaries and benefits related to the addition of senior management and administrative staff.

Stock Based Compensation.  This non-cash expense increased due to share-based compensation expense recognized during the period, as well as stock granted to senior management pursuant to certain agreements we entered into in connection with the Securities Exchange.

With certain members of executive management, with respect to unpaid compensation in prior periods, we granted them shares of common stock in exchange for the release of this liability.

With certain members of executive management, with respect to certain stock options for SkyPostal common stock that they held, we granted them one share of common stock in exchange for every two options they held, resulting in the issuance to them of shares of common stock.

Factoring Fees.  This expense declined as we terminated our relationship with a factor during the second quarter of 2008.

Operating Loss.  The operating loss in 2008 increased because the margin between revenue and delivery costs declined both in dollar and percentage terms in the first half of 2008 and general and administrative expenses increased from 31.3 percent of revenue for the six months ending June 30, 2007 to 38.5 percent for the comparable period in 2008.

Other Expenses

Interest Expense.  Interest expense increased due to the bridge loan (previously discussed) which we used to finance operations prior to the Securities Exchange and the private placement.

Other Income.  This non-recurring gain occurred due to an adjustment to a put liability.

Net Loss

The decline in net loss is primarily attributable to the non-recurring, non-cash gain on the adjustment to the value of the put option.

Comparison of Twelve Months Ended December 31, 2007

The following table sets forth, for the periods indicated, audited condensed consolidated statements of operations information and information from our audited condensed consolidated statements of operations expressed as a percentage of revenue.

	Twelve Months Ended December 31		Change
	2007	2006	Amount	Percent
NET REVENUES	$8,696,145	$5,914,683	$2,781,462	47.0%

OPERATING EXPENSES
Cost of Delivery	6,976,947	4,776,654	2,200,293	46.1%
General and Administrative	3,526,385	2,538,401	987,984	38.9%
Factoring Fees	296,104	360,882	(64,778)	-17.9%
TOTAL OPERATING EXPENSES	10,799,436	7,675,937	3,123,498	40.7%

OPERATING LOSS	(2,103,291)	(1,761,254)	(342,037)	19.4%

OTHER EXPENSES/(INCOME)
Interest	564,130	374,368	189,762	50.7%
Initial public offering expenses	—	578,164	(578,164)	-100.0%
Reverse merger expenses	128,530	—	128,530
Excess of value of put options over the estimated fair value of shares	1,600,000	—	1,600,000
Other	222,772	(124,913)	347,685	-278.3%
TOTAL OTHER EXPENSES/(INCOME)	2,515,432	827,619	1,687,813	203.9%

NET LOSS	$(4,618,723)	$(2,588,873)	$(2,029,849)	78.4%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	15,350,389	11,808,434	3,541,955	30.0%
Effect of dilutive shares	—	—	—
Diluted	15,350,389	11,808,434	3,541,955	30.0%

NET LOSS PER SHARE:
Basic	$(0.30)	$(0.22)	$(0.08)	36.4%
Diluted	$(0.30)	$(0.22)	$(0.08)	36.4%

Revenue

Revenue increased in 2007 due to the increased tonnage of mail delivered and better rates paid by customers in International Operations, which is largely attributable to the Spring acquisition and the acquisition of new clients.

Operating Expenses

Cost of Delivery.  This expense increased principally due to increased tonnage in 2007 and to increases in certain costs related to inbound US mail originating in LAC and tendered to the US Postal Service.

General and Administrative.  The increased expense is attributable primarily to increased salary expense for a new member of senior management, the expensing of stock options granted to certain members of senior management, the option expense related to a service agreement with an advisor to the Company and the costs of the Spring acquisition.

Factoring Fees.  The Company’s ability to secure financing outside of its factoring relationship led to lower factoring fees in 2007.

Operating Loss.  The Operating Loss in 2007 increased despite a continued increase in tonnage and an increase in the margin between revenue and delivery cost per kilogram due to the increase in General and Administrative expenses as discussed above.

Other Expenses

Interest Expense.  The Company’s borrowings increased in 2007 and the reliance on financing at high interest rates, plus accrued interest on convertible debt, contributed to the increase in interest expense.

Reverse Merger Expense.  These expenses arose from matters in connection with the Securities Exchange.

Initial Public Offering Expenses.  These expenses arose from the Company’s failed effort in 2006 and 2007 to secure an AIM Listing.

Excess Value of Put Options.  This expense reflects the difference between the fair value of the Company’s stock and the exercise price of certain puts related to 3.2 million shares of the Company’s stock, as more fully explained in Note 9 of the Company’s audited financial statements dated December 31, 2007.

Other Expenses.  This increase is largely attributable to expenses related to the Company’s development of a GPS PDA and other product development expenses.

Net Loss

The Net Loss increased because of the increased Operating Loss and the increase in Other Operating Expenses. One-time expenses contributing to the loss totaled $666,530 and included Reverse Merger Expenses of $128,530, $278,000 for the Spring acquisition and non-cash expenses of $260,000 for options granted to management. Additional non-cash expenses of $283,965 for stock-based compensation to management also contributed to the Net Loss.

Liquidity and Capital Resources

Operating Activities.  Our principal source of liquidity is not cash generated from operations. The net cash used in operating activities in the six months ending June 30, 2008 was ($4,539,985), which includes the non-cash adjustment for the put liability of $1,600,000 and payments for non-current accounts payable.  We have no debt.

Investing Activities.  During the first six months of 2008, cash used in investing activities was $96,008. The most significant expenditure was $ 80,000 for development of our PDA.

Financing Activities. During the six months ended June 30, 2008, cash provided by financing activities was $6,418,701. During the period, we received net proceeds of $8,308,456 from the issuance of new shares of common stock through the private placement. We repaid loans from third parties and shareholders totaling $1,790,562.

Critical Accounting Policies and Estimates

Use of Estimates

Our discussion and analysis of financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with US GAAP. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts receivable, the amount to be paid for the settlement of liabilities for services included in cost of sales and accounts payable, the amount to be paid for tax liabilities, accrued expenses, and the estimated useful lives for amortizable property and equipment. Actual results could differ from those estimates.

 Making estimates with respect to cost of sales requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect on the financial statements of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results regarding estimates in the cost of sales could differ materially from our estimates.

Revenue Recognition

Revenue is recognized upon delivery of a letter or package in accordance with Emerging Issues Task Force 91-9, Revenue and Expense Recognition for Freight Services.

Cost of delivery

Cost of Delivery is comprised of postage, export line haul costs, clearance costs, and hand delivery costs.

Stock Based Compensation Plan

We sponsor a stock option plan under which incentive stock options may be granted periodically to certain employees, directors, and consultants that provide services to us. Our stock options have an exercise price equal to the stock price on the date of the grant and vest over one to three years after the grant date.  The required disclosures related to our stock-based employee compensation plan are included in our Financial Statements. Effective January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment, using the modified prospective transition method.  The modified prospective transition method was applied to new awards, to any outstanding awards, and to awards that were forfeited after January 1, 2006.  We did not issue any awards prior to January 1, 2006.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. Although results of prior estimates have been in line with management’s expectations, should the financial condition of our customers deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required.

Capitalized Software Development Costs

Research and development costs are expensed as incurred.  Software and PDA development costs incurred subsequent to establishing technological feasibility through the general release of the software products are capitalized, within property and equipment, in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use .  Technological feasibility is demonstrated by the completion of a working model.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets which ranges from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the respective lease term or the estimated useful life of the asset.

Business Concentrations and Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. We maintain all our cash and cash equivalents in two financial institutions. Any excess cash not required for daily operations is invested in overnight US Treasury bills. We perform periodic evaluations of the relative credit standing of these institutions. Our customers are primarily concentrated in the US, Europe and LAC. We perform ongoing credit evaluations, generally do not require collateral, and establish an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, actual losses have been within management’s expectations and have been less than 0.5% of sales.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

BUSINESS

Introduction

We are an international mail distribution company based in Miami, Florida that specializes in the hand delivery to final addressees of commercial mail and periodicals mailed into the Latin America-Caribbean region (LAC) from the United States and Europe.  SkyPostal operates one of the larger private mail networks in Latin America handling mail from European postal administrations, major periodical, magazine and catalog publishers, international mailers and financial institutions based in Europe and the United States that require time defined and reliable delivery of their mail or magazines.  The SkyPostal service is supported by a web-based proprietary tracking system, PosTrac, which allows our clients to track the status of their mailings and our delivery performance.

As a region wide, cross border private postal service, SkyPostal offers solutions for reliable, low cost, time defined, and trackable mail service in LAC. The Public Postal agencies in LAC, regulated by the Universal Postal Union (UPU), an agency of the United Nations, face artificially high inter country mail tariffs (terminal dues), inefficiencies with little or no technology and poor mail service.  According to research based on mailing tests from Europe and the US conducted by an independent testing agency in 2003, approximately 30% of the mail destined for delivery to LAC never gets delivered to its final destination.

SkyPostal is one of the larger facilitators of mail delivery from Europe and the US into LAC. La Poste (France), Deutsche Post/DHL Global Mail (Germany), Swiss Post, Belgian Post, Dutch Post (Spring), New Zealand Post and other progressive posts have established commercial postal operations in countries outside their borders to compete with the national post offices for international mail. This is most prevalent in the US and UK, the world’s largest postal markets. These operations seek alternative delivery systems to the national post offices in the LAC countries. SkyPostal fills this need by providing improved service, lower costs and better technology compared to the UPU Network of public post offices in LAC.  Currently our largest customers are the French and German National Posts for which we handle mail originating in their home countries as well as their Extraterritorial Offices of Exchange (ETOEs). We also service other European post offices’ cross border companies and major mail consolidators, acting as a “middle man” in the delivery of mail into the region.

SkyPostal believes it has the opportunity to consolidate through acquisition parts of the mail delivery chain to LAC. As a result of postal liberalization (discussed below), an opportunity exists to consolidate the “last mile,” which is the actual hand delivery of mail. There are hundreds of private postal delivery companies in each country throughout the region. SkyPostal has contracted with many top tier companies in each of these countries for its deliveries. We intend to seek to acquire some of our strategic delivery partners or similar competitors. We will also seek to acquire other private postal companies in the same markets and consolidate their customers into our operations. Throughout LAC there can often be up to six different deliveries to the same address from different companies every day. Consolidation could result in an increase in revenue without a corresponding increase in delivery cost.

The second part of the “last mile” consolidation is to complete the roll out PosTrac, our under-development GPS based delivery technology, which will provide “proof of delivery” for regular post, without actually getting a signature from the recipient.  Nearly half of all packages sent via FedEx, UPS, etc., are not time sensitive, but the customer and the shipper want tracking and proof of delivery. When PosTrac is rolled out, region by region, we project that we will be able to capture a portion of the non-critical segment from the relatively expensive express delivery networks.  We anticipate, but cannot assure, that field implementation of the PosTrac technology will commence by January, 2009.

Other acquisition targets include wholesale mail consolidators in Europe, the UK and US. These companies are the second step in international delivery. They collect the mail from the “retailers” (companies that have the customer originating the post), consolidate shipments to reduce cost and deliver, either by truck or air, to the final destination city. We believe this will allow us to grow without becoming involved in the retail side of the sales process.

Postal Liberalization

Several of the major national postal services have been privatized and the postal monopoly eliminated in certain countries, particularly in Western Europe. This trend has caused intense competition. Most of the large European Postal Services have started marketing their services outside their national borders.  As a result, the cross-border postal operators are seeking technological advancement to differentiate their product and are constantly striving to improve service at a lower cost than current UPU terminal dues, which is what a country pays to the destination country for mail delivery.  Currently a European country pays a LAC country approximately US $6.10 per kilo (2.2 lbs), which averages $.41 per mail item for delivery based on a worldwide average of 15 items per kilo (IPK) or 67 grams (2.4 ounces). SkyPostal’s average is 7 IPK or 143 grams (5 ounces) and the delivery company’s costs per item are approximately $.10-$.15. The commercially progressive posts in Europe have started to build and/or have entered into strategic alliances with less costly and more efficient alternative mail delivery systems (such as private postal operators like SkyPostal) replacing the antiquated and inefficient UPU Public Postal Network consisting of the national post offices in each country. We believe that as the terminal dues costs increase, without a corresponding improvement in service and technology in the developing countries public postal systems, the industrialized countries national postal services will seek alternative means to deliver their mail and parcel post more efficiently and at lower costs.

PosTrac and GPS-PDA Technology

Most of the private postal services that form part of the SkyPostal hand delivery network have little or no technology capable of tracking individual mail items. The messengers are not provided with any PDA and instead use manual manifests. There is very little control on the messenger when he makes delivery. We believe that when developed, the PosTrac PDA scanner, using GPS will ensure that the messenger delivers to the correct address and records the exact time the item was delivered. By using a digital address bar code on the mail item, upon scanning, the GPS triangulation checks to make sure that the messenger is delivering at the correct location. The PDA will also calculate the messenger’s pay, since it lends itself to compensating the messenger per GPS validated delivery instead of hourly. Thus, we anticipate that every address will have an eight digit alpha-numeric GPS address accurate to within 10 meters radius. We anticipate completing the development and field testing of PosTrac by October, 2008 and beginning implementation and roll out of the technology by January, 2009.

The US Postal Service through extensive research has identified a need for Intelligent Mail. Intelligent Mail is defined as mail that is bar coded and tracked from posting to final delivery. The USPS has invested in technology and equipment to be able to provide this capability domestically. In November, 2004 it ordered 300,000 handheld scanners from Motorola at a cost of $300 million. These scanners are not GPS equipped.

During 2008 we believe that the US mail industry will complete the deployment of the Intelligent Mail barcode requirement, a change that will be largely invisible to consumers but that has vast implications for business mailers of all sizes. The Intelligent Mail barcode is the tool that the USPS will use to dramatically enhance its service to commercial mailers and effective May 2009 all commercial mail will be required to have the intelligent mail bar code in order to obtain automation discounts. The barcode has the capacity to uniquely identify every piece of mail entering the postal system, a first for the Postal Service. This technology will enable unprecedented visibility into the postal network for mailers and for the USPS itself, opening the door to a host of new and valuable opportunities for companies to make their mailings even more efficient and effective. The USPS cannot offer Intelligent Mail service internationally since most foreign posts, especially in LAC, cannot afford the scanner equipment and systems. SkyPostal intends to continue development of PosTrac and offer the USPS the equivalent of Intelligent Mail delivery service in LAC using the SkyPostal private postal network equipped with GPS PDAs. This service would be very valuable particularly when applied to USPS international parcel post service, which today does not provide a signature or delivery confirmation.

Descriptive Addresses in LAC

One of the biggest challenges facing most postal administrations in the LAC region is the lack of an efficient address system. In most countries, addresses are descriptive and postal codes have not been established or poorly developed.  An analysis of the top 20 postal administrations ranked by total country population, indicates that only eight have postal codes, but in only three countries are postal codes used by businesses because the postal services have not enforced or promoted the use of postal codes. The lack of postal codes and the use of descriptive addresses preclude any possibility of automation. Without automation, the postal administrations will not be able to improve the efficiencies of their mail delivery operations.

Direct Mail Response Marketing Industry in Latin America

There is very little direct mail marketing in Latin America. According to the UPU Report “Development of Postal Services in 2006” (Nov 2007) the average letter post items posted per capita in the US was 404 while in LAC it was only 19. The world average was 67 letter post mail items per capita. US and European direct response marketers have sought consumer mailing lists, but the quality and reliability is very poor. In addition, those US marketers who have used the USPS or their National Postal Service to deliver the mail items have become disappointed with the results since the USPS depends on the UPU Network of National Postal Services to deliver the mail in country.  In addition, the mailing response is poor because of the lack of good addressing systems, postal codes and unavailability of list updating services.

Even if the lists were available, the management of the mailing lists would be a daunting task since the majority of the countries use descriptive four line addresses that can be written in many different styles. Without postal codes, street names and house numbers, the tools familiar to US and European marketers such as the merge-purge of lists, segmentation of mailing lists by income, demographics and other selection criteria is currently almost impossible.

Today the majority of the postal administrations in Latin America do not return undeliverable direct mail either to the local mailer or to the USPS or European postal service. Thus the mailer is not able to update its mailing lists.

Market Overview and Opportunities

As reported by the UPU in its Worldwide Postal Statistics Report for 2006, first class letter mail volumes are stabilizing, but the growth in parcel post volumes is continuing, and postal revenue is sharply up. Advertising/direct marketing items had a positive impact on mail volumes, which have faced heavy competition from electronic communications over the past few years. Volumes of international letter posts (5.5 billion items) were down 2% overall in 2006, though there was wide regional variation, with volumes up 8.1% in the LAC region. With a total of 6.235 billion items in the domestic and international services combined, parcel post traffic was up 4.8% in 2006 compared to 2005. For the international service, Eastern Europe and the Commonwealth of Independent States (CIS) had the biggest increase (+21.4%). The delivery of merchandise ordered via the Internet is considered to be one of the growth factors. With a total of USD $308.1 billion, worldwide postal revenue was up 13% compared to 2005. This growth was shared by three-quarters of UPU’s 191 member countries. Letter post still generates more than half (52.3%) of operating revenue, but this figure was 7.7% lower than in 2005. Meanwhile, revenue generated by parcels and logistics services rose by 6% in 2006 to contribute 27% of global revenue.

SkyPostal operates in a specific market niche for the reliable, time defined (as contrasted with time sensitive) international delivery of business correspondence, bank statements, publications and small parcels addressed to LAC consumers and businesses. The potential market for this service, on a regional basis was estimated in 2005 by the UPU to be between $1.0 to $1.8 billion. In 2005, the population of LAC exceeded 559 million and over 11 billion mail items were delivered in the region. The Population Reference Bureau projects that the population will grow by 200 million by 2025. We estimate the USPS market for mail origin from the US to LAC is approximately $200 million per year.

The latest UPU report titled “Development of Postal Services in 2006” published in November, 2007 indicates that most postal operators in LAC have reported only a 0.4% increase in letter post volumes handled by their post offices. According to markets surveys of local postal operators, domestic commercial mail delivered by the national postal services in 2007, in most of the region averages about 50% market share, and as low as 10% in Paraguay and 13% in Peru. In Mexico, it is estimated the national post in 2007 had a 50% share of the commercial mail market with the private postal operators, Brazil 85%, Argentina 45%. The local private hand-delivery messenger services have captured most of the domestic business mail delivery market for bank statements, invoices and payments and continue to pose a serious threat to the national postal services market share.

The number of local private postal messenger services has significantly increased over the past 10 years, as businesses have searched for more efficient alternatives to deliver their bills. Businesses that traditionally employed their own messengers for delivery of invoices and payments, due to increased labor costs are outsourcing the mail delivery to the private postal operators. These businesses include banks, credit card companies, utility companies and in some LAC countries, even the government uses private companies for the delivery of its tax forms.

European postal operators have realized that in order to effectively compete in their markets, they must improve their delivery to LAC. Several of these European postal operators have turned to regional private postal operators who can provide time defined, hand delivery service with limited technology. SkyPostal is one these companies. We currently provide among the best service in this niche market and we believe we are positioned to be the dominant provider of reliable, time defined international mail delivery in LAC.

Competition

Traditional competitive factors in the mail delivery industry include price per unit of delivery, reliability, timeliness and the application of technologies to improve delivery services. The Latin American competition for postal delivery services is divided into national postal organizations, local private messenger services, express courier firms, and global re-mailers.

National Public Posts.   Most of the LAC public post offices are under-funded, lack technology and have high turnover of top management who usually are political appointees. This results in poor service and continuing loss of market share to the private postal operators.

Private Postal Services.   Unlike the US, where due to the USPS monopoly, it is illegal to deliver mail via a private postal service, in LAC there are over 6,000 private mail services known as “correos privados massivos” to mass distribute commercial documents, bank and credit statements, utility bills, publications and small packets either across town or nationally with limited technology. The National Postal Service is rarely used by businesses.  These firms operate exclusively within their own boundaries and have limited uses of technologies to confirm the timeliness and reliability of their delivery services.

Global Express Couriers.  At the higher end of the postal services spectrum are the top express integrators that accounted for 12% of global airmail and express cargo in 2004(UPU –WTO 2006 report)  The major players are DHL, FedEx and United Parcel Service (UPS). We estimate that over 50% of the items tendered to these courier companies do not require time critical delivery. Instead the clients would like time specified delivery. Six to eight days delivery would be acceptable in the majority of the cases. The courier companies are used because there is no widely available time defined mail delivery service into Latin America that provides on line tracking visibility at USPS international postal rates. If and when SkyPostal’s low cost Intelligent Mail and PostTrac systems are implemented throughout the region, we believe the need for the much higher priced courier service will decrease substantially.

Global Re-Mailers and Mail Consolidators.  These companies transport mail internationally and arrange for posting in the foreign postal service. The companies operating in Latin America are: Deutsche Post’s DHL Global Mail, United Express, Mail Latin America, ITS and Spring (a company owned 51% by Dutch Post Office). In August 2007, SkyPostal acquired the Spring LAC operations. SkyPostal handles most of DHL Global Mail volumes to LAC.

SkyPostal believes that the cost, reliability and timeliness of its services are superior to most of its LAC competitors and that the development of PosTrac will further improve its competitive position.

Opportunity to Build Regional Private Postal Network

SkyPostal will seek to deploy an acquisition strategy to consolidate postal delivery services in LAC. There are hundreds of possible acquisition candidates in key markets that have good local entrepreneurial management, are undercapitalized and lack technology, which affords us an opportunity to consolidate some of these firms. By first building domestic private postal networks linked by the PosTrac system, under the same brand and using a combination of acquisitions and licensing, we will seek to build a branded region wide private postal network. The same clients serviced in one country can be marketed region wide when the network and brand are developed.

In 2004 and 2007, respectively, SkyPostal acquired two companies, from LAN, the Chilean Airlines, and from Spring, a competitor in LAC and a subsidiary of the Dutch Post.  SkyPostal’s strategy is to continue to pursue the acquisition of additional private postal delivery companies, using a methodology similar to that utilized by management in previous industry acquisitions in which it purchased intangible operating assets such as trading name, phone numbers, customer list, key contracts and key management with owners keeping other assets and all liabilities.  With our existing infrastructure, including current contracts with private postal companies and an experienced management team, we believe we will be able to integrate additional private postal delivery companies and enterprises gaining economies of scale and eliminating duplicative operational expenses.

Current SkyPostal Hand Delivery Network and Customers

The current SkyPostal network is composed of local “correos privados massivos “ (HDPs) who principally deliver bank statements, utility bills, publications, business bills received from local businesses and mail received from abroad via SkyPostal usually consisting of publications, catalogs, commercial correspondence, advertising mail and small parcel post packets.

SkyPostal has entered into delivery agreements with many of the larger local private messengers in all the LAC major countries.  Collectively, they deliver over 65 million items of mail per month and have over 9,000 employees in the region. In each country, there is usually a major HDP in the gateway/capital city who employs his own messengers and relies on an agent network of smaller messenger services to deliver in the rest of the country. PosTrac is expected to tie this network together and permit better delivery data transfer between the network members. The standardization of the service will provide SkyPostal with a uniformed and measurable product throughout the region.

After the deployment of the GPS-PDA each HDP will serve as a “Data Collection Agent” to build a database of GPS coded addresses and mailing lists. SkyPostal has received commitments from several of the electric utility companies in LAC that will cooperate in building the GPS Address databases.  This data will be used to create digital postal codes for the region.

In addition to strategic acquisitions in key markets, once the network is linked with a uniform IT system and standard operating procedures, SkyPostal, will seek to develop and implement a regional licensing system of private postal services which will offer uniform postal products under a brand name. The candidates will be the current SkyPostal service providers and their sub agents. SkyPostal, as one of their largest clients, will seek influence in establishing the operating procedures and use of the IT system.

Our customers consist of major European postal authorities, retailers who sell directly to the producer of the mail, mail consolidators, mail fulfillment houses and re-mailers (also known as wholesalers) in the US and UK.

Following a wave of privatizations in 2000-2005, European postal authorities have begun to compete aggressively with each other. Publishing houses are typical customers, requiring bulk mail delivery service for periodicals to LAC. The foreign postal authorities operating in the US offer these publishers lower prices than, for example, the USPS. They also offer more reliable and time defined delivery. They are able to offer such services because they have the ability to outsource mail delivery into LAC to companies like SkyPostal. These postal authorities realize an average margin of 15% to 20% on such outsourced delivery service, in addition to the marketing benefit of securing for their customers a higher level of service and satisfaction. Retail prospective customers in LAC include banks, publishers, direct marketers, credit card, finance, utility and large multinational companies.

Re-mailers and mail consolidators comprise private mail forwarding services that provide service acting as intermediaries between the retail customers and the postal delivery companies. Re-mailers such as Brokers Worldwide in the US and MailFlight in the UK have strong sales forces and are able to acquire and then outsource business to companies like SkyPostal. Letter shops and fulfillment services also generate international mail, but usually tender their client’s mail to the USPS or national postal service.

Employees

As of June 30, 2008, we had 37 full time employees, including our executive officers.

Facilities

We  lease 17,000 square feet of office, warehouse and mail processing facilities at 7805 NW 15th Street in Miami, Florida.  Our lease expires on June 30, 2009 and we pay $10,762 per month for the facility.

In connection with a new service soon to be offered through SkyShop Logistics, Inc., on June 30, 2008 we entered into a lease agreement for approximately 10,000 square feet of office and warehouse space in Doral, Florida, expiring July 31, 2013, for $5,200 per month for the first year, with gradual increases in the following years.

MANAGEMENT

Executive Officers and Directors

The names, ages and positions of our directors and executive officers are as follows:

Name of Director	Age	Position(s) with the Company	Officer/Director Since
Albert P. Hernandez	59	Chairman, Chief Executive Officer	2002

A.J. Hernandez	38	Chief Operating Officer and Director	2002

Christian J. Weber	65	Director – Director Europe Sales & Service	2008

Mathijs van Houweninge	40	Director	2008

S. David Fineman	62	Director	2008

Florian M. Schuhbauer	33	Director	2008

Jose Misrahi	51	Director	2008

Michael J. Knorr	45	Executive Vice President	2006

Clement S. Harary	53	Chief Financial Officer	2008

Mathijs van Houweninge and Jose Misrahi are Class I directors and hold office until the next annual meeting of stockholders and until their successors are elected and qualified; Florian M. Schuhbauer and S. David Fineman are Class II directors and hold office until the second annual meeting of stockholders and until their successors are elected and qualified; and Christian J. Weber, A.J. Hernandez and Albert P. Hernandez are Class III directors and  hold office until the third annual meeting of stockholders and until their successors are elected and qualified.  Thereafter, all directors will be elected for three year terms.

There is no family relationship between any of our directors or executive officers, except that A.J. Hernandez is the son of Albert P. Hernandez.

Albert P. Hernandez – Chairman and Chief Executive Officer

Mr. Hernandez was born in Havana, Cuba and emigrated to the US at age eight. He has over 40 years’ experience in mail and messenger delivery services, having been involved in over 60 messenger, courier and delivery company acquisitions. He was a pioneer in developing the private courier and mail delivery business in Latin America, having opened his first operation in Venezuela in 1972. From 1965 to 1978 Mr. Hernandez held various executive positions at Choice Delivery Systems/Choice Logistics, a US-based local messenger service operating in 40 states. Between 1978 and 1984 he started and ran Choice Air Courier, specializing in courier delivery in Latin America.  In 1985 he became President of Sky Courier International and in 1986 became Chief Operating Officer of Sky Courier Network, with 650 employees, which was sold to Airborne Express in 1988.  In 1988 he started SkyNet Worldwide Express, which he sold to Lanlogistics, a division of Lan Chile Airlines in 2001. He founded SkyPostal in 2002 in partnership with Lanlogistics. In 2004, along with Holston Investments, he purchased SkyPostal from

Lanlogistcs. He has a B.B.A. degree in Accounting (1972) and an M.B.A. degree in Marketing (1975) from Iona College, New Rochelle, NY.

A.J. Hernandez – Chief Operating Officer and Director

Mr. Hernandez has been employed by SkyPostal since 2001 and is responsible for all international operations. He has negotiated all service provider agreements in the LAC region. Between 1993 and 2001 he developed SkyBox Services, Inc. in Latin America, a company providing a US address facility to enable upscale Latin American residents to receive mail, catalogues and Internet purchases via a mail warehouse facility in Miami, Florida. He sold SkyBox to LanLogistics, a division of Lan Chile Airlines in 2001. He was a co-founder of SkyPostal in partnership with Lan. Along with Albert P. Hernandez, his father, he co-purchased SkyPostal from Lan in 2004.  In 1992-1993 he played professional baseball for the California Angels. He has a B.B.A. degree in Marketing from the University of North Florida (1992), and an M.B.A. degree in International Business from Florida International University (1998).

Christian J. Weber – Director Europe Sales and Service

Mr. Weber, based in London, has been responsible for all of Sales and Service in Europe for SkyPostal since 2002. From 1981 to 2002 he was Managing Director of SkyNet Worldwide Express and SkyMail UK, Ltd. developing it into an £18 million company; which was sold to Lan Chile in 2002. During his tenure, he led the UK team that developed SkyCom, the first independently owned worldwide courier track and trace platform that was leased on a usage fee basis to international courier companies forming the SkyNet network. From 1978 to 1985 he was co-founder and President of Sky Courier International, Inc Reston, Virginia which INC Magazine named as one of the 500 fastest growing small companies in the US for 2 consecutive years. He was founder and first President of ACCA International, the USA’s first international express and mail industry association.  He was also cofounder and director of AEEC, the Brussels based European mail and express industry association.   From 1971 to 1978 he was Director, International Logistics for Columbia Pictures and Inflight Services. Mr. Weber has held non executive board seats in the logistics industry in companies based in South Africa, Hong Kong, Australia, UK, Italy and France.

Mathijs van Houweninge – Director

Mr. van Houweninge has been the Managing Partner of Falcon Capital since 2007 and since 2005 an active investor in Falcon. Falcon assisted the Company in its recently completed $10 million private placement to European investors. In 1990 he started ICT, a software company, while attending university in Utrecht, The Netherlands. The company specialized in consultancy and software development for the financial industry. In 2000 he sold the company to Ordina, a major software firm but continued to run the company until 2003.  Since 2003, he has been active in evaluating business proposals of start-ups and early growth firms and has acted as a consultant to early stage companies since 2004. He is currently a member of the board of Cyber City, USA and a member of the Advisory Board Private Equity for Triodos, The Netherlands.

S. David Fineman – Director

Mr. Fineman, as senior partner of the law firm Fineman, Krekstein & Harris in Philadelphia for the last 10 years, has represented a wide diversity of clients, including governmental authorities and private clients dealing with government. In 1995 he was appointed by President Bill Clinton and confirmed by the US Senate as one of nine Governors of the U.S. Postal Service as well as served as Chairman of the Board of Governors from 2001 to 2004. From 1999 to 2003 he was also on the Board of Directors of MDI, Inc. (which merged with Scientific Games in May, 2003.)

From 1994 to 1998, Mr. Fineman was a member of the Industry Policy Advisory Committee, a CEO-level committee that advises the Secretary of Commerce and U.S. Trade Representative on international trade, and has served on the boards of a number of private companies and non-profit entities. He has also been selected for “Who’s Who in American Law,” “Who’s Who in Emerging Leaders in America,” and in 2006 was named a Pennsylvania “Super Lawyer” for his expertise in Business Litigation. In 1991 he was selected by the Court of Common Pleas of Philadelphia County to Serve as Judge Pro Tempore. From 1889 to 1991 he was a Member of the Philadelphia City Planning Commission. From 1972 to 1981 he was a lecturer of Business Law at Temple University. Mr. Fineman holds a B.A. from The American University (1967) and a J.D. with honors from George Washington University (1970).

Florian M. Schuhbauer – Director

Florian M. Schuhbauer holds a Diplom-Betriebswirt degree (German MBA equivalent) in Business Administration from the Frankfurt School of Finance and Management (the leading German Business School for Finance and Management). In addition, he holds the German professional degree of Bankkaufmann (Banker certified by the Hannover Chamber of Industry and Commerce). From 1994-1999 he worked in risk management, managing a €7.5bn limit for derivatives, and in Equity Research for Dresdner Bank/Dresdner Kleinwort Benson. He was part of the top rated Equity Research team for European Retailers and covered companies like Metro, Arcandor (Karstadt) and Douglas. In 1999 Mr. Schuhbauer co-founded Newtron AG, a supplier relationship management software company where he was the Finance/IR Director.  He managed several M&A transactions and three financing rounds. In 2000 Florian also co-founded EVP Euro Venture GmbH, a Venture Capital Boutique. In 2002 he joined Deutsche Post AG in Corporate Development and led the development of Deutsche Post’s international mail strategy.  In 2004 he became the Global Head of Strategic Business Development and M&A International Mail and was also appointed CFO and Executive Vice President of DHL Global Mail in the US.  He assumed global responsibility for strategy development and execution as well as for all M&A transactions and integrations. In 2006 he founded NG Outsourcing, Inc. a consulting and investment boutique and joined General Capital Group. He became a partner of General Capital Group in 2008.

Jose Misrahi – Director

Since 2006, Mr. Misrahi has been the Chief Financial Officer of Facey Commodity Company Limited, a multi-national company operating in 29 countries. He has over 27 years of extensive financial experience with start-up, international and multi-location companies encompassing a broad range of businesses. His background includes structured financings, financial negotiations and banking relationships, mergers and acquisitions, real estate and cash flow management. He has expertise in complex international tax structuring, ad compliance, financial reporting, IT administration, budgeting and planning, cost reduction programs and human resource management. From 2003 to 2006, Mr. Misrahi was Managing Director of Vaupen Financial Advisors, a boutique Investment Bank. From 1992 to 2002, he served as Vice President, Finance for the Cisneros group of companies, a $3 billion multinational group with extensive media and communications holdings. While at Cisneros, he led the negotiations of the $550 million acquisition of Univision, the largest Spanish language television and station network in the US. From 1985 to 1991, Misrahi served as Assistant Controller and head of SEC reporting for NVF Company and Subsidiaries. The Group generated over $1 billion in revenues and consisted of three public companies and over 50 subsidiaries. From 1981 to 1985 Mr. Misrahi was an auditor with Touché Ross & Co. in Miami, which is now part of Deloitte & Touché. Mr. Misrahi holds a BS degree in Accounting from the University of Miami (1980) and obtained his CPA from the State of Florida in 1982.

Michael J. Knorr – Executive Vice President

From 2000 until he joined us in 2006, Mr. Knorr was the Executive Vice President of Swiss Post International (USA), Inc., a wholly-owned subsidiary of Swiss Post AG, the Swiss Post Office. In that capacity he directed all of Swiss Post’s North American business units and reported to its Chief Executive Officer.  From 1995 to 2000 he was employed by Express Messenger Systems, Inc., a 2,000 employee, Phoenix, Arizona-based express transportation company. Prior thereto, he was employed by various companies involved in the messenger and mail industries. He earned a B.B.A. degree from Dowling College, New York.

Clement S. Harary – Chief Financial Officer

Mr. Harary has over 20 years of experience in finance.  He worked with Arthur Andersen S.A. of Brazil (from1979 to 1982), General Motors Corporation (from 1984 to 1987), Ivax Corporation (from 1989 to 1990) and United Technologies Corporation (from 1990 to 1996).  He also served as Director, Finance, Latin America for York International Corporation from 1996 to 1998.  From 1998 to 2001, Mr. Harary was Vice President, Finance, Latin America and the Caribbean for Tech Data Corporation, a wholesaler of computer equipment and supplies.  In 2001 Mr. Harary started a textile distribution company.  He is a graduate of Escola Politécnica, University of São Paulo, Brazil and holds the equivalent of an MS in Industrial Engineering (1977) and an MBA in Finance from The Wharton School at the University of Pennsylvania (1983).

Board of Directors and Committees

Board Meetings

During calendar 2007, the Board of Directors held four meetings. Each director attended at least seventy-five percent of the aggregate number of meetings of the Board of Directors. We expect each of our directors to attend our Annual Meeting every year, unless extenuating circumstances prevent their attendance.

Committees

We have Audit, Compensation and Nominating and Governance Committees comprised of independent directors. Our Audit Committee consists of Jose Misrahi as Chairman and S. David Fineman and Florian M. Schuhbauer as members.  Our Compensation Committee consists of Florian M. Schuhbauer as Chairman and Jose Misrahi and Mathijs van Houweninge as members.  Our Nominating and Governance Committee consists of S. David Fineman, Mathijs van Houweninge and Albert Hernandez as members.

Director Compensation

We have not paid our directors fees in the past for attending any meetings of our Board of Directors. Each non employee director was granted 135,000 shares of our Common Stock with vesting over two years through June 1, 2010. We reimburse each director for reasonable travel expenses related to such director’s attendance at Board of Directors’ meetings.

Director Independence

The majority of our directors are independent and all Committee members are independent. In determining whether our directors are independent we are guided by the rules of the American Stock Exchange. Our Board of Directors will also consult with counsel to ensure that the board’s determinations are consistent with AMEX rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members. The AMEX listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Executive Compensation

For the year ended December 31, 2007, we paid compensation to Albert P. Hernandez, A.J. Hernandez and Michael J. Knorr of $100,000, $100,000 and $150,000, respectively. For the year ended December 31, 2006 such compensation was $100,000, $100,000 and $0, respectively. During 2006 and 2007 the Company did not compensate Messrs. Hernandez and Hernandez the full amount due under their employment agreements and accordingly they received an aggregate of 602,222 shares and 483,333 shares respectively in lieu of certain salaries and benefits.  No other executive officers received compensation in excess of $100,000 for either year. No executive officers or directors were granted stock options or other forms of equity compensation in 2006 or 2007 except Albert P. Hernandez and A.J. Hernandez in the form of stock grants in lieu of salary and none exercised any options or received any other form of compensation in either year.

We currently pay Albert P. Hernandez, A.J. Hernandez, Michael J. Knorr and Clement Harary annual salaries of $200,000, $175,000, $150,000, and $150,000 respectively. No other executive officers receive annual compensation in excess of $100,000, although certain non-executive employees receive compensation in excess of $100,000 annually.

We have employment agreements with Albert P. Hernandez, A.J. Hernandez, and Clement S. Harary.

2008 Omnibus Equity Plan

In July 2008 our stockholders approved our 2008 Omnibus Equity Plan (the 2008 Omnibus Plan) The following is a summary of the material features of our Omnibus Plan.

Purpose

The general purpose of the Omnibus Plan is to provide a means to enable us to (i) attract and retain personnel of exceptional ability; (ii) to motivate such personnel through added incentives to make a maximum contribution to greater profitability; (iii) to develop and maintain a highly competent management team; and (iv) to be competitive with other companies with respect to executive compensation.

Eligibility

All of our directors, executives and key employees, as well as any other persons whose participation the Board of Directors determines is in our best interests (collectively, the “Participants”), are eligible to participate in the Omnibus Plan. There are currently approximately 28 directors, executives, key employees, and consultants eligible to participate in the Omnibus Plan.

Shares Subject to Award under the Omnibus Plan

The number of authorized but unissued shares of Common Stock reserved for issuance is 5,000,000.  If any awards granted pursuant to the Omnibus Plan expire unexercised or are forfeited, terminated, or settled in cash in lieu of Common Stock, the shares of Common Stock theretofore subject to such awards generally are again available for awards under the Omnibus Plan.

Administration of the Omnibus Plan

The Omnibus Plan is administered by a Compensation Committee which currently consists of our Board of Directors. The Compensation Committee is authorized to interpret, construe and administer the Omnibus Plan and to adopt such rules, regulations and procedures of general application for the administration of the Omnibus Plan, as it deems appropriate.  Each Participant receiving an award under the Omnibus Plan is required to enter into an agreement with us that sets forth the restrictions, terms, and conditions of the award (the “Award Agreement”). The Compensation Committee is also responsible for correcting any defect or omission or reconciling any inconsistency in the Omnibus Plan or any Award Agreement.

Grant of Awards under the Omnibus Plan

Participants may receive a variety of stock options and awards under the Omnibus Plan.

Participants may purchase our Common Stock through stock options granted to them under the Omnibus Plan. An option entitles the optionee to purchase shares of Common Stock from us at the exercise price designated in the option. Two types of options, incentive stock options and non-qualified stock options, may be granted under the Omnibus Plan. The two types of options differ primarily in the tax consequences attending the exercise of an option and the disposition of the shares received upon exercise of an option.

Participants also may be granted stock appreciation rights, also known as “SARs,” independently of, or in relation to, an option. “Related SARs” are granted in relation to a particular option and can be exercised only upon the surrender to us, unexercised, of that portion of the option to which the SAR relates. The exercise of an SAR entitles the Participant to receive the excess of the “fair market value” of a share of Common Stock on the date of exercise over the exercise price of the related option.

Participants also may be awarded restricted stock (“Restricted Stock”), which is Common Stock issued with the restriction that the holder may not sell, transfer, pledge or assign such Common Stock until the terms and conditions of the award are met.

Awards under the Omnibus Plan may also be in the form of performance-based shares (“Performance Shares”), with each performance share representing such monetary amount as is determined by the Compensation Committee and subject to such terms and conditions as the Compensation Committee and the Board of Directors deem appropriate.

Pursuant to the Omnibus Plan, we may also award to a Participant (i) rights to receive shares of Common Stock at a future time (“Deferred Stock”) and/or (ii) shares of Common Stock in exchange for compensation that has been earned or that is to be earned by such Participant (“Stock Awards”). A Restricted Stock Award Unit (a “Unit”) is one type of Deferred Stock that the participant may be awarded pursuant to the Omnibus Plan. A Unit entitles the holder thereof to, subject to vesting and/or performance requirements, receive shares of Common Stock.

In addition to the awards discussed above, the Omnibus Plan provides for the granting of other awards of Common Stock and awards that are valued in whole or part by reference to a share of Common Stock, including convertible preferred stock, preferred stock, convertible debentures, exchangeable securities, phantom stock, and book value stock awards and options, which awards may be either alone, in addition to or in tandem with other awards permitted under the Omnibus Plan (“Other Stock-Based Awards”). The Compensation Committee may recommend for Board approval conditions, restrictions, limitations, values and other terms applicable to Other Stock-Based Awards as it determines in its discretion.

Terms and Conditions of Awards

Options. An option to purchase shares of Common Stock granted under the Omnibus Plan will either (a) qualify under Section 422 of the Code for treatment as an “incentive stock option” or (b) not qualify for treatment as an incentive stock option under Section 422 of the Code (a “non-qualified option”). An option may be granted alone or in addition to any other award under the Omnibus Plan and may be subject to a periodic vesting schedule. The Compensation Committee will recommend and the will approve

Participants to whom options will be granted, whether an option is an incentive stock option or a non-qualified stock option, the number of shares of Common Stock subject to each grant. All options granted under the Plan are subject to the applicable provisions of the Plan and the applicable Award Agreement and to such other provisions as the Compensation Committee and Board of Directors may adopt.

By law, incentive stock options may only be granted to employees of the Company. No Participant may be granted incentive stock options (under the Omnibus Plan and any other equity plan of the Company) that are first exerciseable in any calendar year for Common Stock having an aggregate fair market value (determined as of the date that the incentive stock option was granted) in excess of $100,000 and the limitations prescribed by Section 422(d) of the Code. The preceding annual limitation does not apply with respect to non-qualified stock options.

Subject to certain restrictions, the Compensation Committee recommends to the Board of Directors for its approval the exercise prices, expiration dates and other material conditions relating to options awarded under the Omnibus Plan. For example, the option price of an incentive stock option may not be less than the “Fair Market Value” (as such term is defined in the Omnibus Plan) on the date the option is granted. It is our policy to set the exercise price of any option grant at the closing price of our Common Stock on the AMEX on the day preceding the grant date.  In addition, in the case of an incentive stock option granted to a Participant who is a “Ten Percent Stockholder” (as such term is defined below), the option price may not be less than 110% of Fair Market Value on the date the option is granted. The term of an option will be such period of time as is fixed at the time of grant subject to the following limitations: (a) the term of an incentive stock option may not exceed ten years after the date of grant and (b) the term of an incentive stock option granted to a Ten Percent Stockholder may not exceed five years. The term will be described in the applicable Award Agreement.

An option may be exercised by giving written notice of exercise to us specifying the number of shares to be purchased. Such notice must be accompanied by payment in full of the exercise price in cash or if permitted by the terms of the governing Award Agreement by delivery of (a) a fully-secured, recourse promissory note or (b) shares of Common Stock already owned by the Participant.  In its discretion, the Compensation Committee and the Board of Directors also may permit Participants to simultaneously exercise an option, sell all or some of the shares of the Common Stock thereby acquired, and use the proceeds from such sale for payment of the exercise price.

Upon the termination of a Participant’s employment, vested options will remain exerciseable for the period as may be specified by the Compensation Committee or in the Award Agreement.  Notwithstanding the foregoing, pursuant to the terms of the Omnibus Plan, in the event a Participant’s employment is terminated for any reason other than disability, retirement or death, the exercise period cannot exceed three months following termination and, in the event a Participant’s employment is terminated for disability or retirement, the exercise period cannot exceed one year following termination.

Stock Appreciation Rights. Awards of SARs may be made by the Compensation Committee and the Board of Directors under the Omnibus Plan in conjunction with awards of options (a “Related SAR”) or independent of any related option (an “Independent SAR”). An Independent SAR is a right to receive an amount payable either in Common Stock and/or cash equal to the appreciation in the Fair Market Value of our Common Stock for a predetermined number of shares over the period designated in the Award Agreement. The terms and conditions for such a SAR and its exercise (including, among other things, a Participant’s right to exercise the SAR upon termination) are determined by the Board of Directors upon the recommendation of the Compensation Committee and will be set out in the Award Agreement.  A Related SAR entitles the Participant to surrender the related option and receive in exchange therefor a payment in cash or shares of Common Stock having an aggregate value equal to the amount by which the Fair Market Value on the day of surrender exceeds the exercise price of the option multiplied by the number of shares acquirable under the surrendered option. A Related SAR is subject to the same terms and conditions as the related option and is vested and exerciseable only if the option is vested and exerciseable.

Restricted Stock. Awards under the Omnibus Plan may be in the form of Restricted Stock. Restricted Stock may be granted along or in addition to any other award under the Omnibus Plan. The Board of Directors, upon the recommendation of the Compensation Committee, shall determine the number of shares of Restricted Stock to be granted and may impose different terms and conditions on any particular grant. In consideration with each grant, the Compensation Committee shall recommend and the Board of Directors shall determine: the purchase price, if any, to be paid for the Restricted Stock, the length of the restriction period, any service or performance restrictions applicable to the Restricted Stock, the schedule pursuant to which restrictions shall lapse, and if dividends or other distributions on the Restricted Stock are to be paid currently to the Participant or for the account of the Participant, subject to certain conditions.

Performance Shares.  Awards under the Omnibus Plan may be in the form of Performance Shares, including a requirement that the Participant forfeit such Performance Shares in the event certain performance criteria are not met within a designated period of time. Performance Shares may be granted alone or in addition to any other award under the Omnibus Plan. The Board of Directors, upon the recommendation of the Compensation Committee,  determines the number of Performance Shares to be granted to a Participant. The Compensation Committee may recommend and the Board of Directors may impose different terms and conditions on any particular Performance Shares granted to any Participant. Participants receiving grants of Performance Shares will only earn into and be entitled to payment in respect of such awards if we and the Participant achieve certain performance goals (the “Performance Goals”) during and in respect of a designated performance period (the “Performance Period”). The Performance Goals and the Performance Period are established by the Compensation Committee and the Board of Directors.

Deferred Stock. Awards of Deferred Stock, including Units, may be made pursuant to the Omnibus Plan. Deferred Stock awards may contain such conditions as to vesting, the purchase price (if any) payable by the Participant, forfeiture, performance goals and other terms as the Compensation Committee recommends and Board of Directors determines. Deferred Stock may be granted alone or in addition to any other award under the Omnibus Plan. In general, upon the close of the deferral period specified in the Deferred Stock Award Agreement, the vested shares of Common Stock subject to the Agreement are issued to the Participant. The remaining shares, if any, awarded will either be forfeited or will continue to be subject to the terms and conditions set by the Compensation Committee and Board of Directors, as applicable. Among the types of Deferred Stock awards that may be made under the Omnibus Plan are Units. In general, a Unit represents a right to receive one share of Common Stock once any applicable vesting or other conditions or restrictions for the unit are met. This is similar to a Restricted Stock Award, except that the underlying shares of Common Stock are not issued to the Participant until all conditions for payment have been met.

Other Stock Awards. The Omnibus Plan also provides for Stock Awards. The value of a Stock Award is determined by multiplying the number of shares awarded by the Fair Market Value of a share of Common Stock on the day of the award. The Compensation Committee and the Board of Directors may establish such conditions, restrictions and limitations on Stock Award as it determines in its sole discretion, and may cause a Stock Award at such time as the value represented thereby is to be paid to a Participant to be paid in cash or in the number of shares of Common Stock equal to such value divided by the Fair Market Value of a share on the date of payment.

Suspension, Termination and Amendment of the Omnibus Plan

The Board of Directors, upon recommendation of the Compensation Committee or otherwise, may amend or terminate the Omnibus Plan, at any time and from time to time, in such respects as the Board of Directors may deem advisable, subject to the limitations that:

•                  No such termination or amendment may be effected after the date of an occurrence of a “change in control” if the result would be to impair the rights of any Participant with respect to an outstanding award made to him or her;

•                  No such amendment may, without stockholder approval:

•                  Alter the group of persons eligible to be Participants;

•                  Subject to limited exceptions, materially increase the number of shares of Common Stock available for the issuance of awards under the Omnibus Plan;

•                  Extend the period during which incentive stock options may be granted under the Omnibus Plan;

•                  Limit or restrict the powers of the Board of Directors with respect to the administration of the Omnibus Plan; or

•                  Modify the requirement of stockholder approval with respect to the foregoing amendments; and

•                  No amendment to or discontinuance of the Omnibus Plan or any provision thereof by the board or the stockholders shall, without the written consent of the Participant, adversely affect any award previously granted to the Participant, except for the cancellation or forfeiture of awards if the Participant is terminated for cause or competes against us or any of our subsidiaries.

Federal Income Tax Consequences

The following discussion summarizes our understanding of the more significant federal income tax consequences associated with options granted under the Omnibus Plan. The tax consequences of receipt of any award under the Omnibus Plan may vary depending upon the particular circumstances and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax consultants for advice concerning the specific tax consequences applicable to them.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the Participant or for us. A Participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the Participant holds the shares of Common Stock for at least two years after the date of grant and for one year after the date of exercise (the “Holding Period Requirement”).  We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the Participant generally must be our employee or an employee of one of our subsidiaries from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the Holding Period Requirement, the Participant will recognize ordinary income upon the disposition of the Common Stock in an amount generally equal to the excess of the fair market value of the Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale).  The balance of the realized gain, if any, will be capital gain.  We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code of 1984, as amended (the “Code”) and to certain reporting requirements.

Non-Qualified Options. The grant of a non-qualified option will not be a taxable event for the Participant or us.  Upon exercising a non-qualified option, a Participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the Participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the Participant recognizes ordinary income.

A Participant who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The Participant will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the Participant’s estate for estate tax purposes.

In the event a Participant transfers a non-qualified stock option to his or her ex-spouse incident to the Participant’s divorce, neither the Participant nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement).  Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of a SAR under the Omnibus Plan. Upon exercising a SAR, a Participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of

Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the Participant recognizes ordinary income.

Restricted Stock. A Participant who is awarded Restricted Stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the Participant may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the Participant does not make such a Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the Participant and will be taxable in the year the restrictions lapse and dividends paid while the Common Stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the Participant recognizes ordinary income.

Performance Shares.  The payment of an award of Performance Shares is taxable to a Participant as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the Participant recognizes ordinary income.

Deferred Stock.  There are no immediate tax consequences of receiving an award of Deferred Stock under the Omnibus Plan.  A Participant who is awarded Deferred Stock Units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such Participant at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the Participant recognizes ordinary income.

Other Stock Awards.  Participants who are awarded unrestricted Common Stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock on the date of the award, reduced by the amount, if any, paid for such shares. If we company with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the Participant recognizes ordinary income.

Section 280(G). To the extent payments that are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A.  We intend for awards granted under the plan to comply with Section 409A of the Code. To the extent a Participant would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Restrictions on Resale

Shares of Common Stock acquired by Participants pursuant to the Omnibus Plan may be resold only in compliance with the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. We intend to file a Registration Statement on Form S-8 registering all of the shares of Common Stock underlying outstanding options granted pursuant to the Omnibus Plan and those shares reserved for issuance under awards to be granted pursuant to the Omnibus Plan.

Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law. Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

As of August 31, 2008, there were 55,944,664 shares of Common Stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of August 31, 2008 by (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable. The address of our executive officers and directors is in care of us at 7805 NW 15th Street, Miami, FL 33126.

Name of Holder	Number of Shares of Common Stock		Percent Owned of Common Stock

Albert P. Hernandez	3,907,851		7.0%

A. J. Hernandez	3,886,058		6.8%

Michael J. Knorr	0	(1)	0%

Name of Holder	Number of Shares of Common Stock		Percent Owned of Common Stock

Clement S. Harary	0	(1)	0%

Christian J. Weber	300,000		* %

Jose Misrahi	0	(2)	0%

S. David Fineman	0	(2)	0%

Florian M. Schuhbauer	0	(2)	0%

Mathijs van Houweninge	0	(2)	0%

Holston Investments, BVI	7,626,780		13.6%

All executive officers and directors as a group (nine individuals)	8,093,909		14.5%

*    Less than 1%

(1)          We have granted a stock bonus to Messrs. Knorr and Harary of 300,000 shares each, which will vest over a two-year period. No such shares have yet vested.

(2)          Does not include a stock bonus of 135,000 shares granted to these individuals which will vest over a two-year period. No such shares have yet vested.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

As of August 31, 2008, we had outstanding 55,944,664 shares of Common Stock. We are registering by this prospectus an aggregate of 29,661,177 shares of Common Stock. The following table sets forth the names of the selling stockholders, the number of shares of our Common Stock and common stock issuable upon conversion of convertible debt instruments held by each selling stockholder and certain other information. The selling stockholders listed below are offering for sale all shares listed following their names. None of the selling stockholders is required to sell any of their shares at any time.

The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of Common Stock offered in this prospectus, we cannot estimate the number of shares of our Common Stock that will be held by the selling stockholders upon termination of this offering.

None of our selling stockholders are officers, directors or 10% or greater stockholders. None of our selling stockholders are broker-dealers or affiliates of broker-dealers, and none of the selling stockholders has or had any material relationship with us except Falcon Capital, a London, England-based broker-dealer. Falcon Capital is not a member of FINRA.

Name of Stockholder	Shares of Common Stock Owned	Percentage of Outstanding Common Stock Owned	Shares of Common Stock Offered for Sale	Percentage of Common Stock Owned After Sale
A.J. Hodgkinson	30,000	0.1%	30,000	—
Adrian Cox	100,000	0.2%	100,000	—
Adriene Josephson	114,285	0.2%	114,285	—
Alaister D. McMahon	20,000	0.0%	20,000	—
Allan Lipton	60,417	0.1%	60,417	—
Amado Cabrera	200,000	0.4%	200,000	—
Ana Parafinczuk	30,000	0.1%	30,000	—
Andrew Barrett	47,685	0.1%	47,685	—
Andrew Wall I	20,000	0.0%	20,000	—
Andrew Wall II	20,000	0.0%	20,000	—
Annabelle Small	40,000	0.1%	40,000	—
Anne Walker	60,000	0.1%	60,000	—
Ardis Heiman	114,285	0.2%	114,285	—
Arun Nagwaney	50,000	0.1%	50,000	—
B. Bradley	107,891	0.2%	107,891	—
Berthe Milton/ACH	1,019,108	1.8%	1,019,108	—
Brian Perry	20,000	0.0%	20,000	—
Brian Withington	40,000	0.1%	40,000	—
Calum Cameron	90,000	0.2%	90,000	—
Capelin Financial Mgmt	50,000	0.1%	50,000	—
Carol Haworth	500,000	0.9%	500,000	—
Charles Malcolm Hyde	80,000	0.1%	80,000	—
Charles Wyley	40,000	0.1%	40,000	—
Christopher Sheasby	64,000	0.1%	64,000	—

Name of Stockholder	Shares of Common Stock Owned	Percentage of Outstanding Common Stock Owned	Shares of Common Stock Offered for Sale	Percentage of Common Stock Owned After Sale
CJW Walford	100,000	0.2%	100,000	—
Clive Collins	190,873	0.3%	190,873	—
Cross	107,891	0.2%	107,891	—
Cumberland	43,157	0.1%	43,157	—
Damian Hamill	17,508	0.0%	17,508	—
David Barker	500,000	0.9%	500,000	—
David Buchanan	50,000	0.1%	50,000	—
David Clews	200,000	0.4%	200,000	—
David Gilmour	80,000	0.1%	80,000	—
David Kopecek	10,000	0.0%	10,000	—
Derek Capelin	50,000	0.1%	50,000	—
Desmond Green	323,674	0.6%	323,674	—
Desmond Shekleton	60,000	0.1%	60,000	—
Eamon Blaney	456,686	0.8%	456,686	—
Eddy Vermier	150,000	0.3%	150,000	—
Ensa Foundation	22,461	0.0%	22,461	—
Ernest Morrison	200,000	0.4%	200,000	—
Eugewe O’Reilly	45,948	0.1%	45,948	—
Falcon Capital, Ltd	1,000,000	1.8%	1,000,000	—
Fergus Murphy	300,000	0.5%	300,000	—
Florian Daniels	50,000	0.1%	50,000	—
Gary Hawkins	400,000	0.7%	400,000	—
Geoff and Helen Liberman	400,000	0.7%	400,000	—
Geoff Haworth	2,000,000	3.6%	2,000,000	—
George Blackwell	52,773	0.1%	52,773	—
George Robinson	362,778	0.6%	362,778	—
Gert Vanoppen	40,000	0.1%	40,000	—
Graham Bird	1,000,000	1.8%	1,000,000	—
Gustiaman Deru	1,200,000	2.1%	1,200,000	—
Guy Feld	43,157	0.1%	43,157	—
Hamish D. Reid	30,000	0.1%	30,000	—
Hannu Peltarri	20,000	0.0%	20,000	—
Henk Terbraack	75,000	0.1%	75,000	—
Hilary Shekleton	60,000	0.1%	60,000	—
Hornbuckle Mitchell Trustees-JW Herbert	200,000	0.4%	200,000	—
Hornbuckle Mitchell Trustees-Richard Best	50,000	0.1%	50,000	—
Iain Morgan	20,000	0.0%	20,000	—
Ian Bundock	17,000	0.0%	17,000	—
Ian Fletcher	200,000	0.4%	200,000	—
Irwin Kudman	202,410	0.4%	202,410	—

Name of Stockholder	Shares of Common Stock Owned	Percentage of Outstanding Common Stock Owned	Shares of Common Stock Offered for Sale	Percentage of Common Stock Owned After Sale
J. Cran	43,157	0.1%	43,157	—
J. L. Galliers	40,000	0.1%	40,000	—
Jan Kees Lampe	200,000	0.4%	200,000	—
Jean Pierre Vanden Broeck	20,000	0.0%	20,000	—
Jeanette Bradley	20,000	0.0%	20,000	—
Jeremy Dale	20,000	0.0%	20,000	—
Joad	86,313	0.2%	86,313	—
Joanne Holland	100,000	0.2%	100,000	—
John Garvey	50,000	0.1%	50,000	—
John Howland Jackson	400,000	0.7%	400,000	—
Jonathan Landsberg	90,000	0.2%	90,000	—
Jonathan Lawson Brown	140,000	0.3%	140,000	—
Jonathan Reed	40,000	0.1%	40,000	—
Joshua Z. Tabin	200,000	0.4%	200,000	—
Keith Young	12,000	0.0%	12,000	—
Kevin Blaney	12,478	0.0%	12,478	—
Kevin Jones	120,000	0.2%	120,000	—
Kevin McLeod	200,000	0.4%	200,000	—
Killian O’Reilly	15,000	0.0%	15,000	—
King Consultants Pension Scheme	200,000	0.4%	200,000	—
Leo Burghouwt	100,000	0.2%	100,000	—
Louis Latour	200,000	0.4%	200,000	—
Lucy Barker	200,000	0.4%	200,000	—
Malcolm John Lanyon	50,000	0.1%	50,000	—
Marc Cass	100,000	0.2%	100,000	—
Martin John Knott	200,000	0.4%	200,000	—
Martin Lawrence	200,000	0.4%	200,000	—
Martyn Gannicott	100,000	0.2%	100,000	—
Mary Quinn	32,000	0.1%	32,000	—
Matthew Hall	200,000	0.4%	200,000	—
Michael Chamier	20,000	0.0%	20,000	—
Mikael Sidenius (Internet Mgmt)	100,000	0.2%	100,000	—
Mike Browne	230,000	0.4%	230,000	—
Mimoun Amagir	30,000	0.1%	30,000	—
Mr & Mrs Withey	18,717	0.0%	18,717	—
Mrs H. Rose	21,213	0.0%	21,213	—
Nathan Plowman	20,000	0.0%	20,000	—
NG Atkinson (Denton Trustees)	150,000	0.3%	150,000	—
Nigel Patrick & Jennifer Wisden	400,000	0.7%	400,000	—
Onyechinaedu N. Igwe	400,000	0.7%	400,000	—

Name of Stockholder	Shares of Common Stock Owned	Percentage of Outstanding Common Stock Owned	Shares of Common Stock Offered for Sale	Percentage of Common Stock Owned After Sale
P.A. Ives	17,000	0.0%	17,000	—
Patricia Diedre Barrett	9,894	0.0%	9,894	—
Paul Blaney	126,148	0.2%	126,148	—
Paul Bratby	40,000	0.1%	40,000	—
Paul Coker	50,000	0.1%	50,000	—
Paul Francis Hollowday	400,000	0.7%	400,000	—
Penelope Gibson	40,000	0.1%	40,000	—
Penrith Consultants Ltd	155,976	0.3%	155,976	—
Peter Blaney	199,132	0.4%	199,132	—
Peter Callahan	100,000	0.2%	100,000	—
Peter Motion	50,000	0.1%	50,000	—
Peter Mullen	200,000	0.4%	200,000	—
Philip Oliver Tracy	500,000	0.9%	500,000	—
Phillip Martin Davis	50,000	0.1%	50,000	—
Pierce Buxton	50,000	0.1%	50,000	—
Rachid Stitou Laarossi	30,000	0.1%	30,000	—
Rashalter Breack	50,000	0.1%	50,000	—
Ray Ellen Yarkin	60,417	0.1%	60,417	—
Ray Pettitt	200,000	0.4%	200,000	—
Regent Capital Trust (Jon Cook)	50,000	0.1%	50,000	—
Richard Bradford	500,000	0.9%	500,000	—
Richard Coombs	200,000	0.4%	200,000	—
Richard De Basto	400,000	0.7%	400,000	—
Richard Goulden	20,000	0.0%	20,000	—
Richard Penny	107,891	0.2%	107,891	—
Rob Carrozzo	158,940	0.3%	158,940	—
Roberto Sepulveda	28,000	0.1%	28,000	—
Robyn Bunting	400,000	0.7%	400,000	—
Roger Powdrill	20,000	0.0%	20,000	—
Ross Hyett Giltspur	100,000	0.2%	100,000	—
Sarah Wild	30,000	0.1%	30,000	—
Scott Sullivan	400,000	0.7%	400,000	—
Sean Cunial	30,000	0.1%	30,000	—
Simon Lofthouse - Denton Trustees	200,000	0.4%	200,000	—
Simone Smith	100,000	0.2%	100,000	—
SRPE Fund One, LLP (Heidi Hsueh, Manager)	2,548,864	4.6%	2,548,864	—
Stephen Block	20,000	0.0%	20,000	—
Steve Drury	100,000	0.2%	100,000	—
Steven Minkey	36,000	0.1%	36,000	—
Stuart Canwell	100,000	0.2%	100,000	—
Susan Keeble	40,000	0.1%	40,000	—
Tachion Projects, Inc. (Carl Kruse)	428,571	0.8%	428,571	—

Name of Stockholder	Shares of Common Stock Owned	Percentage of Outstanding Common Stock Owned	Shares of Common Stock Offered for Sale	Percentage of Common Stock Owned After Sale
Tarquin	86,313	0.2%	86,313	—
Tech Invest (Connor McCarthy, Manager)	641,773	1.1%	641,773	—
Thomas Bull	155,976	0.3%	155,976	—
Thomas Hughes	60,417	0.1%	60,417	—
Torben Maersk	1,300,000	2.3%	1,300,000	—
Warwick Ellis	40,000	0.1%	40,000	—
William Gore	200,000	0.4%	200,000	—
William James Farrant	400,000	0.7%	400,000	—
William James Farrant (Denton Trustees)	200,000	0.4%	200,000	—
Zoe Turner	200,000	0.4%	200,000	—
Total	29,661,177	54.3%	29,661,177

In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our Common Stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our Common Stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell these shares of our Common Stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our Common Stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our Common Stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our Common Stock. There can be no assurance that all or any of these shares of our Common Stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our Common Stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our Common Stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our Common Stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our Common Stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our Common Stock.

We will pay substantially all of the expenses incident to the registration and offering of our Common Stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

As of December 31, 2007, there were promissory notes outstanding totaling $465,517 due several stockholders and executive officers and directors, all of which were paid by April 24, 2008.

We have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors or significant stockholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 150,000,000 shares of Common Stock, $.001 par value per share, and 50,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

As of August 31, 2008 there were 55,944,664 shares of Common Stock outstanding.  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors.  There is no right to cumulate votes in the election of directors.  The holders of Common Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on Common Stock.  In the event of our liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock.  In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock. No shares of preferred stock have been issued.

Common Stock Purchase Warrants and Stock Options

As of August 31, 2008 we had outstanding Common Stock purchase warrants to purchase up to 2,619,195 shares of our Common Stock at $0.50 per share exerciseable at any time until August 11, 2011.

Dividends

We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

Holladay Stock Transfer, Scottsdale, Arizona, is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 31, 2008 we had 55,944,664 shares of Common Stock outstanding, of which 29,661,177 shares of Common Stock are being registered hereby.  In addition, 7,800,000 shares are currently free trading and the remaining 18,483,487 shares are restricted shares and will be eligible for sale under Rule 144 promulgated under the Securities Act of 1933, as amended, on or after April 15, 2009.

An aggregate of 6,833,171 shares being registered hereby are subject to lock-up agreements with the holders which limit resales upon the effectiveness of the prospectus to no more than 20% of the shares held by the holders in any 30-day period.

In general, under Rule 144 as modified on February 15, 2008, a person who owns shares that were purchased from us, or any affiliate, at least six months previously and who is not an officer, director or 10% or greater stockholder of our company (a “non-affiliate”), is entitled to sell all or any portion of such shares under Rule 144 so long as we have filed all required SEC reports and continue to do so while the shares are offered for sale.  After one year from purchase, the shares may be sold by a non-affiliate regardless of whether we have filed all required SEC reports.  Our affiliates may also sell their shares under Rule 144 after they have been held for six months or more in an amount not to exceed:

•                  1% of the then outstanding shares of our Common Stock; or

•                  The average weekly trading volume of our Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Future sales of restricted Common Stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our Common Stock.  We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our Common Stock prevailing from time to time.  Sales of substantial amounts of our Common Stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

Our audited financial statements included in this prospectus for the years ended December 31, 2007 and December 31, 2006, have been included in reliance on the report of Morrison Brown Argiz & Farra, LLP, an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our Common Stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We are also required to file periodic reports with the Securities and Exchange

Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders.  The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

SKYPOSTAL, INC.

CONTENTS:

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of

  SkyPostal, Inc.

We have audited the accompanying balance sheets of SkyPostal, Inc. (the “Company”) as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SkyPostal, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a deficiency in working capital and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Miami, Florida

April 15, 2008

SKYPOSTAL, INC.

BALANCE SHEETS

DECEMBER 31,

	2007	2006
ASSETS

CURRENT ASSETS
Cash	$851	$737
Accounts receivable, net (NOTE 4)	635,277	377,811
Prepaid expenses and other	107,834	75,002

TOTAL CURRENT ASSETS	743,962	453,550

DUE FROM STOCKHOLDER	40,687	46,968
PROPERTY AND EQUIPMENT, net (NOTE 5)	138,018	193,875
INTANGIBLES AND OTHER ASSETS	232,873	—

TOTAL ASSETS	$1,155,540	$694,393

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$3,680,500	$2,712,543
Current portion of due to stockholders (NOTE 6)	135,975	195,000
Current portion of notes payable (NOTE 7)	4,022,729	160,100
Customer deposits (NOTE 8)	12,831	300,106

TOTAL CURRENT LIABILITIES	7,852,035	3,367,749

DUE TO STOCKHOLDERS, less current portion (NOTE 6)	329,542	332,659

NOTES PAYABLE, less current portion (NOTE 7)	97,054	2,963,454

EXCESS OF VALUE OF PUT OPTIONS OVER THE ESTIMATED FAIR VALUE OF SHARES (NOTE 9)	1,600,000	—

TOTAL LIABILITIES	9,878,631	6,663,862

COMMITMENTS AND CONTINGENCIES (NOTE 12)

STOCKHOLDERS’ DEFICIT
Common stock, $.0001 par value, 50,000,000 shares authorized, 16,131,215 issued and outstanding in 2007 and 13,144,608 issued and outstanding in 2006	1,613	1,315
Additional paid-in capital	5,150,641	3,285,838
Accumulated deficit	(13,875,345)	(9,256,622)

TOTAL STOCKHOLDERS’ DEFICIT	(8,723,091)	(5,969,469)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,155,540	$694,393

The accompanying notes are an integral part of these financial statements.

SKYPOSTAL, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2007	2006

NET REVENUES	$8,696,145	$5,914,683

OPERATING EXPENSES
Cost of delivery	6,976,947	4,776,654
General and administrative	3,526,385	2,538,401
Factoring fees	296,104	360,882

TOTAL OPERATING EXPENSES	10,799,436	7,675,937

OPERATING LOSS	(2,103,291)	(1,761,254)

OTHER EXPENSES (INCOME)
Interest	564,130	374,368
Initial public offering expenses	—	578,164
Reverse merger expenses	128,530	—
Excess of value of put options over the estimated fair value of shares	1,600,000	—
Other	222,772	(124,913)

TOTAL OTHER EXPENSES	2,515,432	827,619

NET LOSS	$(4,618,723)	$(2,588,873)

The accompanying notes are an integral part of these financial statements.

SKYPOSTAL, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

		Additional
	Common	Paid-In	Accumulated
	Stock	Capital	Deficit	Total

BALANCES AT JANUARY 1, 2006	$1,000	$89,153	$(6,667,749)	$(6,577,596)

Net loss			(2,588,873)	(2,588,873)

Conversion of debt to common stock (NOTE 13)	315	3,196,685	—	3,197,000

BALANCES AT DECEMBER 31, 2006	1,315	3,285,838	(9,256,622)	(5,969,469)

Net loss	—	—	(4,618,723)	(4,618,723)

Stock compensation (NOTES 11 and 13)	37	502,929	—	502,966

Stock issued for license agreement (NOTE 13)	42	142,758	—	142,800

Conversion of debt to common stock (NOTES 6 and 13)	219	1,219,116	—	1,219,335

BALANCES AT DECEMBER 31, 2007	$1,613	$5,150,641	$(13,875,345)	$(8,723,091)

The accompanying notes are an integral part of these financial statements.

SKYPOSTAL, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,618,723)	$(2,588,873)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	69,769	68,638
Provision for (reversal of) allowance for doubtful accounts	89,293	(368,151)
Put options payable	—	(145,000)
Stock compensation	502,966	—
Changes in assets and liabilities:
Net (increase) decrease in accounts receivable	(346,759)	257,576
Increase in prepaid expenses and other current assets	(32,832)	(5,086)
Increase in intangibles and other assets	(90,073)	—
Decrease in due from stockholder	6,281	9,892
Increase in accounts payable and accrued liabilities	1,022,847	430,411
Decrease in customer deposits	(287,275)	(163,859)
Increase in excess of value of put options over the estimated fair value of shares	1,600,000	—

NET CASH USED IN OPERATING ACTIVITIES	(2,084,506)	(2,504,452)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(13,912)	(95,661)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment for shares subject to mandatory redemption	—	(17,776)
Increase in notes payable, net	2,060,674	2,413,350
Increase in due to stockholders	37,858	204,839

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,098,532	2,600,413

NET INCREASE IN CASH	114	300

CASH, BEGINNING OF YEAR	737	437

CASH, END OF YEAR	$851	$737

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest	$379,516	$234,857

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:

Conversion of notes payable to common stock	$1,064,445	$3,197,000
Conversion of due to stockholders to common stock	$100,000	$—
Conversion of trade accounts payable to common stock	$54,890	$—
Stock compensation	$502,966	$—
Common stock issued for license agreement	$142,800	$—

The accompanying notes are an integral part of these financial statements.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1.            ORGANIZATION

Organization

SkyPostal (the “Company”), incorporated in the State of Delaware, was established to create a new standard for “time defined” mail delivery in the Americas. The Company’s purpose is to focus on high volume mail distribution in Latin America and the Caribbean (LAC). The Company’s headquarters are located in Miami, Florida.

The Company believes that it is the largest private mail network in LAC offering European Postal administrations and mail consolidators in Europe and the United States, an alternative to the Latin public postal services, providing better service at lower prices with proprietary technology. The Company offers time-defined, secure intelligent mail delivery solutions via an established private messenger network, and solves a vast market need for reliable and affordable mail delivery service.

Basis of Presentation and Management’s Plan

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and as of December 31, 2007, the Company’s current liabilities exceeded its current assets by approximately $7,108,000, and its total liabilities exceeded its total assets by approximately $8,723,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company hopes to increase the current revenue levels by focusing on expanding its services to other regions and through the acquisition of private mail delivery services in the LAC region. In August 2007, the Company completed the acquisition of the operating assets of Spring Global Mail-Latin America, a division of the Dutch Post office. The Company is attempting to raise up to $10,000,000 in capital by selling up to 20,000,000 shares in a contemplated reverse merger (NOTE 14) into an Over the Counter Bulletin Board company. Management believes these factors will contribute towards increasing revenues and achieving profitability in the future. However, there can be no assurance that the Company will be able to raise capital, increase its revenue levels or complete any mergers or acquisitions, which would enable the Company to meet its liabilities or continue operations without additional support. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

During 2007, the Company raised an additional $974,250 in convertible debt (NOTE 7). The funds were used to reduce debt and to fund certain software development costs.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions.  Those estimates and assumptions affect the reported amounts of assets and liabilities as of December 31, 2007 and 2006 and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses for the years ended December 31, 2007 and 2006. Actual results could differ from those estimates. Estimates are used for, but not limited to, the allowance for doubtful accounts, depreciation and the valuation of deferred tax assets.

Cash

Cash primarily consists of demand deposits in interest and non-interest bearing accounts. The carrying amount of these deposits approximates their fair value. The Company’s balances maintained may, at times, exceed available depository insurance limits. As of December 31, 2007 and 2006, the Company did not hold any balances in excess of available depository limits. As of December 31, 2007 and 2006, overdraft balances classified as liabilities amounted to $164,092 and $7,905, respectively.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Payments of trade accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. Accounts receivable are recorded at the invoice amount net of allowance based on management’s estimate of uncollectible accounts.

On March 27, 2006, the Company entered into a one year renewable agreement (“Current Agreement”) to sell, on an ongoing basis, selected trade accounts receivable to a third party. The Current Agreement was renewed on October 1, 2007 for a one year term. The receivables are sold with full recourse until the buyer issues its credit approval and assumes or accepts the credit risk of the purchased account. The buyer is responsible for servicing the receivables. The sales of the receivables were accounted for under Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. At the time of the sales of its receivables, the Company receives an initial advance on the amount of the net invoice for 85% and a balance payment of the remaining 15% is received, less any fees incurred to collect the entire invoice, at collection completion.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of office and computer equipment, furniture and fixtures, computer software and warehouse equipment is calculated using the straight-line method over the estimated useful life of the asset generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term, commencing the month after the asset is placed in service. The costs of repair and maintenance are expensed when incurred, while expenditures for improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.

Capitalized Software Development Costs

Research and development costs are expensed as incurred. Software and PDA development costs incurred subsequent to establishing technological feasibility through the general release of the software products are capitalized, within property and equipment, in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Technological feasibility is demonstrated by the completion of a working model. Capitalized costs are amortized on a straight-line basis over three years which is the estimated useful life of the software product. Unamortized software development costs were $73,144 and $109,173 as of December 31, 2007 and 2006, respectively, and are included in property and equipment, net. Amortization expense amounted to $36,029 and $40,798 for the years ended December 31, 2007 and 2006, respectively. During 2007, the Company incurred approximately $204,000 in software development costs that were expensed and included in other expenses in the statements of operations. During 2006, there were no software development costs expensed.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets (continued)

Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Revenue Recognition

Revenue is recognized upon delivery of a letter or a package in accordance with Emerging Issues Task Force 91-9, Revenue and Expense Recognition for Freight Service in Process.

Cost of Delivery

Cost of Delivery is comprised of postage, export line haul costs, clearance costs, and hand delivery costs.

Stock Based Compensation Plan

The Company sponsors a stock option plan under which incentive stock options may be granted periodically to certain employees, directors, and consultants that provide services to the Company. The Company’s stock options have an exercise price equal to the stock price on the date of the grant and vest over one to three years after the grant date. The required disclosures related to the Company’s stock-based employee compensation plan are included in Note 11. Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment, using the modified prospective transition method. The modified prospective transition method was applied to new awards, to any outstanding awards, and to awards that were forfeited after January 1, 2006. The Company did not issue any awards prior to January 1, 2006.

Acquisition of List of Accounts and Subsequent Disposal

On August 16, 2007, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with an unrelated company (the “Seller”). As part of the Purchase Agreement, the Company agreed to acquire a list of accounts (the “List”) and certain assets for $1,000, assume certain leases and retain certain employees of the Seller. Subsequent to the acquisition, the Company continues to use the List but terminated the employees and cancelled one of the leases assumed.  The costs incurred amounted to approximately $278,000 and were accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and are included in operating expenses in the statements of operations.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Loss Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Recently Issued Accounting Standards

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. Statement 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. This Statement is effective for the Company for all accounting changes and any error corrections occurring after January 1, 2006. The adoption of this Statement did not have an effect on the Company’s financial statements.

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB No. 109 (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”  The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 was effective for fiscal years beginning after December 15, 2006.  On February 1, 2008, the FASB issued FASB Staff Position (“FSP”) No. FIN 48-2, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.  This FSP defers the effective date of FIN 48 for nonpublic enterprises included within this FSP’s scope to the annual financial statements for fiscal years beginning after December 15, 2007 (applied as of the beginning of the enterprise’s fiscal year).  The Company is currently evaluating the impact the adoption of FIN 48 could have on its financial condition, results of operations and cash flows.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Standards (continued)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measures and is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. The Company is required to adopt SFAS No. 157 beginning on January 1, 2008. SFAS No. 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. On February 12, 2008, the FASB issued FSP No. 157-2, Effective Date of FASB SFAS No. 157. This FSP is a one-year deferral of SFAS No. 157’s fair-value measurement requirements for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is currently evaluating the impact of adopting SFAS No.157 on its financial condition, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115 (SFAS No. 159). SFAS No. 159 gives the Company the irrevocable option to carry most financial assets and liabilities at fair value that are not currently required to be measured at fair value. If the fair value option is elected, changes in fair value would be recorded in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company’s 2008 fiscal year. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations which replaces SFAS No. 141, Business Combinations and supersedes other authoritative guidance. SFAS No. 141(R) broadens the scope of SFAS No. 141 and requires the acquisition method (SFAS No. 141 referred to as the purchase method) to be used on all events where a business obtains control over another business. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interests in the acquiree, and goodwill acquired in a business combination or a gain from a bargain purchase. SFAS No. 141(R) also requires the acquirer to disclose information that enables the users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with early adoption prohibited. SFAS No. 141(R) will have an impact on the accounting for the Company’s business combinations, once adopted, but the effect depends on the terms of the Company’s business combinations subsequent to January 1, 2009, if any.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 3.            CONCENTRATION OF REVENUES

The Company had net sales of approximately $4,159,000 to three customers, which individually approximated 10%, 15% and 14% of total net sales for the year ended December 31, 2007. The Company had net sales of approximately $4,577,000 to four customers, which individually approximated 10%, 16%, 21% and 31% of total net sales for the year ended December 31, 2006.

NOTE 4.            ACCOUNTS RECEIVABLE

Accounts receivable, net, consisted of the following at December 31:

	2007	2006

Accounts receivable	$662,038	$312,746
Factored receivables	844,175	859,459
Advances received	(717,474)	(730,225)
Less: Allowance for doubtful accounts	(153,462)	(64,169)

Accounts receivable, net	$635,277	$377,811

NOTE 5.            PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following at December 31:

	2007	2006

Office and computer equipment	$124,439	$124,439
Computer software	265,449	265,449
Furniture and fixtures	21,756	21,756
Warehouse equipment	44,041	30,129
Leasehold improvements	1,755	1,755

	457,440	443,528

Less: Accumulated depreciation	(319,422)	(249,653)

	$138,018	$193,875

Depreciation and amortization expense was $69,769 and $68,638 for the years ended December 31, 2007 and 2006, respectively.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 6.            RELATED PARTY TRANSACTIONS

Due to Stockholders

Due to stockholders consisted of the following at December 31:

	2007	2006

Two unsecured notes payable bearing 4% interest, maturing on August 4, 2007. During 2007, $60,000 of the notes were converted into 117,647 shares of the Company at $0.51 per share. The maturity date for the remaining $60,000 was extended to the completion of a funding event by the Company of $5,000,000. If the funding event does not occur, the maturity date will be March 1, 2009.	$60,000	$120,000

Two unsecured loans payable bearing no interest and having no maturity date. During 2007, one of the loans for $25,000 was converted into 49,020 shares of the Company at $0.51 per share.	11,000	36,000

Unsecured notes payable bearing no interest, maturing on June 30 and July 1, 2008.	61,975	—

Unsecured note payable bearing 4% interest, maturing on August 9, 2008.	30,000	—

Unsecured note payable bearing no interest, maturing on February 1, 2008. The maturity date was extended to the completion of a funding event by the Company of $5,000,000. If the funding event does not occur, the maturity date will be March 1, 2009.	76,296	76,296

Unsecured notes payable bearing 4% interest, maturing on March 1, 2007 and February 1, 2008. During 2007, $15,000 of one of the notes was converted into 29,412 shares of the Company at $0.51 per share. The maturity date was extended to the completion of a funding event by the Company of $5,000,000. If the funding event does not occur, the maturity date will be March 1, 2009.	193,246	295,363

Unsecured note payable bearing 10% interest and having no maturity date.	33,000	—

	465,517	527,659

Less current maturities	(135,975)	(195,000)

	$329,542	$332,659

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 7.            NOTES PAYABLE

Notes payable consisted of the following at December 31:

	2007	2006

Various unsecured notes bearing 10% interest and maturing May 18, 2008. At December 31, 2007, the notes plus accrued interest of $233,423 are convertible into 3,418,975 shares of common stock of the Company from $0.51 to $0.75 per share.	$1,632,300	$2,632,300

Various convertible notes bearing 10% interest and maturing on June 30, 2008. These notes have 1,036,720 warrants attached and are secured by the Company’s uncollateralized accounts receivables. These notes, the exercise of the warrants, plus accrued interest of $62,580 are convertible into 3,069,830 shares of common stock of the Company at $0.51 per share. These notes must convert upon a public listing of the Company’s stock.	974,250	—

Note payable that bears interest at 18% and matures on July 16, 2008. This note is secured by 333,333 of the Company’s shares of one of the stockholders. This note can be converted into common stock of the Company at $0.60 per share.	200,000	—

Secured note payable with discounted interest of $31,220, due November 1, 2008 in the amount of $332,220. The note is secured by 1,500,000 of Company shares of one of the stockholders. The note carries 100,000 warrants for the purchase of the Company’s stock at $0.35 per share that expire on November 1, 2008.	332,220	—

Various unsecured notes payable that bear interest at 18% and mature on December 31, 2008.	492,738	—

Unsecured notes payable that bear interest at 48% and mature on August 1 and December 31, 2008.	300,000	150,000

Unsecured note payable that bears interest at 10% and matures on February 1, 2008. The maturity date was extended to the completion of a funding event by the Company of $5,000,000. If the funding event does not occur, the maturity date will be March 1, 2009.	97,054	181,154

Unsecured note payable that bears interest at 18% and has an original maturity of April 23, 2007, which was extended to July 5, 2008.	60,000	60,000

Unsecured note payable that bears interest at 18% and had an original maturity of April 23, 2007, which was extended to December 31, 2008.	31,221	45,000

Unsecured note payable that bore interest at 4.5% and matured on March 31, 2007.	—	55,100

	4,119,783	3,123,554

Less current maturities	(4,022,729)	(160,100)

	$97,054	$2,963,454

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 7.            NOTES PAYABLE (CONTINUED)

The aggregate amount of required payments at December 31, 2007 is as follows:

Years ending December 31,

2008	$4,022,729
2009	97,054

$4,119,783

During February 2006, a suit was filed against the Company regarding a note payable whose payments were not being made in accordance with the terms agreed to. This loan had a balance outstanding of $125,358 as of December 31, 2005 and was settled on June 5, 2006 for $66,396. As part of the settlement, the Company was released of all claims. The gain on settlement of $58,962 is included in other income in the statements of operations.

NOTE 8.            CUSTOMER DEPOSITS

During 2007, one customer paid in advance for future mail services. During 2006, two of the Company’s customers paid in advance for future mail services. As the Company provides services to these customers, the deposit balance is reduced. The amount outstanding as of December 31, 2007 and 2006 was $12,831 and $300,106, respectively.

NOTE 9.            EXCESS OF VALUE OF PUT OPTIONS OVER THE ESTIMATED FAIR VALUE OF SHARES

As of December 31, 2007, the Company had 3,200,000 shares of common stock outstanding that were granted put options as part of a Sale Option Agreement dated April 1, 2007 between the Company and a shareholder. These options have an exercise price of $1.00 per share and may be exercised at the rate of 160,000 shares per quarter beginning on April 1, 2008 and ending on January 1, 2013. The Sale Option Agreement expires on January 2, 2013.

At December 31, 2007, the Company’s stock was valued at $0.50 per share. Accordingly, a liability of $1,600,000 has been recorded for the difference between the stock price at December 31, 2007 and the exercise price times the number of shares. The liability will be adjusted based on the Company’s stock price at the end of each reporting period. Any shares that are ultimately repurchased will be recorded as treasury stock at fair value of the shares at the time of repurchase.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 10.         INCOME TAXES

The actual income tax expense for 2007 and 2006 differs from the statutory tax expense for the year (computed by applying the U.S. federal corporate tax rate of 34% to income before provision for income taxes) as follows:

		Effective		Effective
	2007	Tax Rate	2006	Tax Rate

Current:
Federal taxes at statutory rate	$(1,570,366)	34.00%	$(880,217)	34.00%
State income taxes, net of federal tax
benefit	(92,783)	2.00	(75,696)	2.92
Other permanent differences	727,195	(15.74)	(132,107)	5.10
Change in valuation allowance	935,954	(20.26)	1,088,020	(42.02)

Total	$—	0.00%	$—	0.00%

The Company’s deferred tax assets are as follows:

	2007	2006

Deferred tax assets:
Depreciation and other	$168,947	$188,296
Allowance for doubtful accounts	57,748	50,111
Net operating loss carryover	4,202,679	3,255,013

Total	4,429,374	3,493,420
Less: Valuation allowance	(4,429,374)	(3,493,420)

Net deferred tax asset	$—	$—

As of December 31, 2007 the Company has available approximately $11,000,000 of operating loss carryforwards, which may be used in the future filings of the Company’s tax returns to offset future taxable income for United States income tax purposes. Net operating losses expire beginning in the year 2022. As of December 31, 2007 and 2006, the Company has determined that due to the uncertainty regarding profitability in the near future, a 100% valuation allowance is needed with regards to the deferred tax assets. Changes in the estimated tax benefit that will be realized from the tax loss carryforwards and other temporary differences will be recognized in the financial statements in the years in which those changes occur.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 10.         INCOME TAXES (CONTINUED)

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

NOTE 11.         STOCK OPTION PLAN

Employees of the Company have options to purchase shares of the Company’s common stock under an employee stock option plan (the “Plan”). Under the Plan, the total number of shares authorized is 6,000,000, of which 137,406 remain available. The options granted to employees vest over one to three years following the grant date and expire three years from the grant date.

On January 1, 2006, the Company adopted SFAS No. 123R, which requires compensation expense related to share based payments to be recognized in net income using a fair value measurement method at grant date.

For stock-based awards granted after January 1, 2006, the Company recognized compensation expense based on the estimated grant date fair value method using the Lattice option pricing model, adjusted for estimated forfeitures. There were no forfeitures during 2007.

For the year ended December 31, 2007, the Company recognized compensation expense of approximately $284,000, related to the adoption of SFAS No. 123R. The expense is reported within general and administrative expense in the accompanying statements of operations.

As of December 31, 2007, unrecognized compensation cost related to unvested stock-based awards totaled approximately $300,000. This cost is expected to be recognized over approximately three years.

SFAS No. 123R requires cash flows resulting from excess tax benefits to be classified as a part of cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for exercised options in excess of the deferred tax asset attributable to the compensation cost for such options. There were no options exercised at December 31, 2007; therefore, the Company did not receive any cash payments or recognize any tax benefits from option exercises during 2007.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 11.         STOCK OPTION PLAN (CONTINUED)

The Company calculates the fair value of each option award on the date of grant using the Lattice option pricing model. The per share average fair value of stock options granted to employees and a consultant during the year ended December 31, 2007 was $0.11.

The following weighted average assumptions were used for the reporting period ended December 31, 2007:

Expected life	2.57-3 years
Dividends	None
Average risk-free interest rate	4.90-5.12%
Expected volatility	24-32%

The Company’s stock was not actively traded on an exchange during 2007. Expected volatility is based on the historical volatility of comparable early stage companies based on the similarity in business focus, industry, and financial position. The computation of expected life is calculated based on the simplified method for 2007. The risk free interest rate for all periods is based upon a zero coupon U.S. Treasury bond with a similar life as the option at the time of grant.

The following table presents a summary of all stock options:

			Exercise
	Number of	Per Option	Price	Contractual	Intrinsic
	Shares	Share	Per Share	Term	Value

Balance at December 31, 2006:	—	$—	$—
Granted	5,862,594	0.30-0.60	0.30-0.60	2.57-3 years
Forfeited - Unvested	—

Balance at December 31, 2007:	5,862,594	$0.30-0.60	$0.30-0.60		$987,518

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the valuation of the Company’s stock at December 31, 2007 and the exercise price, multiplied by the number of options considered in-the-money) that would have been received by the option holders had all option holders exercised their options on December 31, 2007.

At December 31, 2007, 423,958 shares were eligible for exercising. The remaining 5,438,636 were ineligible for exercising as the vesting requirement had not been met.

These options are exercisable as follows:

	Options	Exercise Price
2008	2,570,865	$0.30-0.60
2009	1,645,865	$0.30
2010	1,645,864	$0.30

	5,862,594

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 12.         COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has non-cancellable operating leases that expire in 2009. Rental expense under these leases was $122,492 and $109,785 for the years ended December 31, 2007 and 2006, respectively.

The future minimum rental payments under these leases for the years subsequent to December 31, 2007 are as follows:

2008	$140,000
2009	58,000

$198,000

Confidentiality and Non-Compete Agreement

On April 1, 2007 the Company entered into a five year confidentiality and non-compete agreement with one of its shareholders. The agreement becomes effective on April 1, 2008. It has a decreasing schedule of quarterly payments totaling $735,000 payable over five years ending January 1, 2013.

Litigation

The Company may become a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, there were no matters that would have a material adverse effect on the financial condition of the Company as of December 31, 2007 and 2006.

NOTE 13.         COMMON STOCK

On January 15, 2007, the Company converted $54,890 of trade payables due to an unrelated third party into 91,483 shares of the Company’s common stock at $0.60 per share.

On July 1, 2007, a non executive director was granted 65,000 shares of the Company’s common stock representing a portion of total compensation as provided in a one year financial consulting agreement expiring May 31, 2008. The shares were valued at $0.60 per share. As part of this agreement, the non executive director was also granted options to purchase 925,000 shares of the Company’s common stock at $0.60 per share (NOTE 14).

On July 1, 2007, a member of management, as part of his compensation package, was granted 300,000 shares of the Company’s common stock representing a compensation bonus. The shares were valued at $0.60 per share.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 13.         COMMON STOCK (CONTINUED)

On September 1, 2007, a delivery service partner of the Company was granted 420,000 shares of the Company’s common stock at $0.34 per share as consideration for the service partner entering into an exclusive service agreement with the Company and as partial consideration for converting outstanding invoices due by the Company to the service partner into a promissory note in the amount of $276,659. As of December 31, 2007, there was approximately $143,000 recorded as an intangible asset in the accompanying balance sheets. The promissory note was paid off on November 15, 2007.

On September 14, 2007, a convertible note holder converted two promissory notes amounting to $1,000,000 and $64,445 in accrued interest into 2,087,146 shares of the Company’s common stock at a conversion price of $0.51 per share.

On May 15, 2006, a loan assumption and restructuring agreement was entered into, by and among the Company and Holston Investments, Inc. B.V.I. (“Holston”) whereby Holston assumed all of the Company’s obligations under various loans amounting to $3,197,000 in exchange for the complete and unconditional release of the Company from any obligation and the issuance by the Company to Holston of 3,144,608 shares of its common stock.

NOTE 14.         SUBSEQUENT EVENTS

On January 8, 2008, two notes payable of $40,000 each were executed with two unrelated parties. These notes bear interest at 18% and have a maturity date of December 31, 2008.

On February 10, 2008, the Company entered into a non binding Letter of Intent (LOI) with an unrelated Corporation (the “Corporation”) to exchange shares of the common stock of the Corporation for all of the issued and outstanding common stock of the Company. The LOI provides for, amongst other things, the acquisition of all the issued and outstanding common stock of the Company (including convertible debt, options and warrants) from the shareholders of the Company in exchange for 29,000,000 shares of the $0.001 par value common stock of the Corporation. Subsequent to the proposed exchange of the shares, the existing shareholders of the Corporation will own approximately 18.8% of the total shares outstanding of the Corporation. As a condition to the closing of the proposed exchange, the Company must raise a minimum of $5,000,000 in a private placement of the Corporation’s securities.

On February 20, 2008, the Company entered into an agreement with a Placing Agent (the “Agent”) to sell up to 10,000,000 shares of the Company’s common stock at $0.50 per share under a private placement offer. On March 20,2008, this agreement was amended to increase the number of shares to 20,000,000. As of April 7, 2008, investors signed a subscription agreement amounting to approximately $6.1 million for the purchase of 12,205,000 common shares of the Company’s stock at $0.50 per share. The Agent will receive a cash fee of 10% of the total funds raised and will be granted warrants to purchase shares of the Company’s common stock equal to 10% of the number of shares sold. The warrants to purchase common stock of the Company will have an exercise price of $0.50 per share with the exercise period expiring 3 years from the date of funding the Company.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 14.         SUBSEQUENT EVENTS (CONTINUED)

On February 22, 2008, a note payable of $250,000 was executed with an unrelated party. This note will bear interest at 10% and mature upon the occurrence of any funding event completed by the Company in the amount of $5,000,000 or greater. In the event that the funding does not occur, the maturity date will be June 30, 2008. Upon ten days notice from the funding event, the note holder has the option to extend the maturity date and convert the note into the Company’s common stock at $0.50 per share. The conversion option expires 180 days from the occurrence of the funding event. In addition, the note holder has been granted 250,000 warrants to purchase 250,000 common shares of the Company at a strike price of $0.50 per share. The exercise period of the warrants will expire on March 1, 2011.

On February 26, 2008, two notes payable of $125,000 each were executed with two unrelated parties. These notes will bear interest at 10% and mature upon the occurrence of any funding event completed by the Company in the amount of $5,000,000 or greater. In the event that the funding does not occur, the maturity date will be June 30, 2008. Upon ten days notice from the funding event, the note holders have the option to convert the notes into the Company’s common stock at $0.50 per share. The conversion option expires 180 days from the occurrence of the funding event. In addition, the note holders have each been granted 125,000 warrants to purchase 125,000 common shares of the Company at a strike price $0.50 per share. The exercise period of the warrants will expire on March 1, 2011.

On March 1, 2008, two members of management were granted common shares totaling 1,085,556 for unpaid compensation amounting to $325,667, as provided in their employment agreements. At December 31, 2007, approximately $277,000 was accrued for unpaid portions as of that date. These managers have agreed to accept a portion of their compensation due under their employment agreements for 2008 in common stock.

On March 1, 2008, an advisor to the Board of Directors was granted 350,000 shares of stock as part of his consulting agreement.

On March 12, 2008, a note payable of $100,000 was executed that will bear interest at 10% and has a maturity date of June 30, 2008 or the occurrence of any funding event completed by the Company totaling $5,000,000 or greater. Upon ten days notice from the funding event, the note holder has the option to extend the maturity date and convert the note into the Company’s common stock at $0.50 per share. The option expires 180 days from the occurrence of the funding event as defined herein. In addition, the note holder has been granted 100,000 warrants to purchase common stock of the Company at a strike price of $0.50 per share. The exercise period expires March 1, 2011.

SKYPOSTAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 14.         SUBSEQUENT EVENTS (CONTINUED)

On March 15, 2008, as a condition to the reverse merger agreement, a non executive director was granted 40,000 shares of the Company’s common stock in exchange for 925,000 options at $0.60 per share that had been previously granted as part of a consulting agreement (NOTE 13).

On March 15, 2008, as a condition to the reverse merger agreement, a non executive director was granted 10,000 shares of the Company’s common stock in exchange for 100,000 warrants at $0.35 per share that had been previously granted as partial consideration for a promissory note executed between the Company and the non executive director.

On March 31, 2008, $2,256,550 in convertible notes and $311,529 in accrued interest were converted into 6,048,154 shares of the Company’s common stock at a conversion price of $0.34 - $0.56 per share.

On March 31, 2008, notes payable totaling $430,000, of which $250,000 were outstanding as of December 31, 2007, were converted into 1,057,141 shares of the Company’s common stock at a conversion price of $0.35 - $0.50 per share.

SKYPOSTAL NETWORKS, INC.

29,661,177 SHARES OF COMMON STOCK

         Until                             , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

SEC Registration Fees	$1,224
Blue Sky Filing Fees	$2,000
Blue Sky Legal Fees	$3,000
Printing Expenses	$5,000
Legal Fees	$30,000
Accounting Fees	$20,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$10,000

Total	$73,224	(2)

(1)  All expenses, except the SEC registration fee, are estimated.

(2)  All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law.  Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above.  This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In the last three years, we have issued the following unregistered securities:

(i)    In connection with the Securities Exchange, we issued an aggregate of 28,905,816  unregistered shares of Common Stock to SkyPostal, Inc. security holders including 10,460,000 shares issued to a group of 54 European security holders who purchased the shares from SkyPostal, Inc. for an aggregate of $5,230,000.  We also issued $4,536,550 face amount of convertible debt instruments to the SkyPostal, Inc. convertible debt holders, $3,686,550 of which converted into 9,194,293 shares of Common Stock and such shares are included in the total above.

(ii)   Between April 16, 2008 and July 18, 2008, we issued an additional 9,521,948 shares to 71 European investors for an aggregate of $4,760,974 or $0.50 per share.

The securities issuances described in items (i) above were made in connection with the Share Exchange with SkyPostal, Inc. and in reliance upon the exemption provided in Section 4(2) of the Securities Act.  These issuances were to a limited number of investors (excluding the European investors, none of whom are U.S. citizens or residents) and all of whom had a prior relationship with us, received their shares as founders or employees and executed subscription agreements acknowledging they were familiar with our business operations and were taking the shares for investment and not for distribution. The issuances under (ii) above, were solely to European investors, none of whom were U.S. citizens or residents.  All such securities were marked with the customary restrictive legend prohibiting transfer except under certain circumstances.   All of the investors executed subscription agreements affirming that they were taking the shares for investment and not for distribution, and recognized that a restrictive legend would be placed on the certificates.

ITEM 16.  EXHIBIT INDEX

Number	Exhibit
3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Bylaws of Registrant (1)
5.1	Opinion of Gary A. Agron
10.1	Securities Exchange Agreement with SkyPostal, Inc. (2)
10.2	Employment Agreement with Albert Hernandez (2)
10.3	Employment Agreement with A.J. Hernandez (2)
10.4	Employment Agreement with Clement S. Harary (2)
23.1	Consent of Morrison Brown Argiz & Farra, LLP, an independent registered public accounting firm
23.3	Consent of Gary A. Agron (see 5.1 above)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB filed July 14, 2006
(2)	Incorporated by reference to Registrant’s Current Report on Form 8-K dated April 17, 2008

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 12% change in the maximum aggregate offering price set forth in the “Calculation of registration Fee” table in the effective registration statements; and

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)                                  That, for the purpose of determining liability under the securities Act of 1933 to any purchaser:

(i)                                     If the registrant is relying on Rule 430B:

(A)                              Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)9i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)                                  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant has caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Miami, Florida on September 30, 2008.

SKYPOSTAL NETWORKS, INC.

By:	/s/ Albert P. Hernandez
Albert P. Hernandez
Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on September 30, 2008.

Signature	Title

/s/ Albert P. Hernandez	Chairman of the Board of Directors and
Albert P. Hernandez	Chief Executive Officer

/s/ A.J. Hernandez	Chief Operating Officer and Director
A.J. Hernandez

/s/ Christian J. Weber	Director
Christian J. Weber

/s/ Jose Misrahi	Director
Jose Misrahi

/s/ Mathijs van Houweninge	Director
Mathijs van Houweninge

/s/ S. David Fineman	Director
S. David Fineman

/s/ Florian M. Shuhbauer	Director
Florian M. Schuhbauer

EXHIBIT INDEX

Number	Exhibit
3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Bylaws of Registrant (1)
5.1	Opinion of Gary A. Agron
10.1	Securities Exchange Agreement with SkyPostal, Inc. (2)
10.2	Employment Agreement with Albert Hernandez (2)
10.3	Employment Agreement with A.J. Hernandez (2)
10.4	Employment Agreement with Clement S. Harary (2)
23.1	Consent of Morrison Brown Argiz & Farra, LLP, an independent registered public accounting firm
23.3	Consent of Gary A. Agron (see 5.1 above)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB filed July 14, 2006
(2)	Incorporated by reference to Registrant’s Current Report on Form 8-K dated April 18, 2008